     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                              NETRADIO CORPORATION

             (Exact name of registrant as specified in its charter)

          MINNESOTA                          7374                  41-1866047
 ----------------------------     --------------------------    ----------------
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                            43 MAIN STREET SOUTHEAST
                                   SUITE 149
                             MINNEAPOLIS, MN 55414
                                 (612) 378-2211

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               EDWARD A. TOMECHKO
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                              NETRADIO CORPORATION
                           RIVERPLACE EXPOSITION HALL
                        43 MAIN ST. SOUTHEAST, SUITE 149
                             MINNEAPOLIS, MN 55414
                                 (612) 378-2211

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

      THOMAS G. LOVETT, IV, ESQ.                  LAWRENCE D. LEVIN, ESQ
        JONATHAN B. LEVY, ESQ.                     SCOTT E. LYONS, ESQ.
      CHRISTINE K. HANSEN, ESQ.                   KATTEN MUCHIN & ZAVIS
     LINDQUIST & VENNUM, P.L.L.P.                 525 WEST MONROE STREET
           4200 IDS CENTER                          CHICAGO, IL 60661
        MINNEAPOLIS, MN 55402                         (312) 902-5200
            (612) 371-3211

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM
                              TITLE OF EACH CLASS OF                                AGGREGATE OFFERING      AMOUNT OF
                           SECURITIES TO BE REGISTERED                                   PRICE(1)        REGISTRATION FEE
Common stock, no par value per share..............................................     $37,375,000           $10,391

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MARCH 3, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT A SOLICITATION TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                                 SHARES

                                     [LOGO]

                              NETRADIO CORPORATION
                                  COMMON STOCK

                               ------------------

    This is the initial public offering of our common stock. We are offering shares. We anticipate that the initial public offering price will be
between $      and $      . No public market currently exists for our common
stock. We have applied to list our common stock on the Nasdaq National Market under the symbol "NETR."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                                        PER SHARE      TOTAL
                                                                       -----------  ------------
Public Offering Price................................................   $           $

Underwriting Discount................................................   $           $

Proceeds to NetRadio Corporation.....................................   $           $

    We have granted the underwriters a 30-day option to purchase up to additional shares to cover any over-allotments.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    EVEREN Securities, Inc. expects to deliver the shares to purchasers on , 1999.

                            ------------------------

                            EVEREN SECURITIES, INC.

                                          , 1999

[FRONT COVER]:

                                        [Logo]
[The front cover will have a dark background and the text will be printed in white.]


[INSIDE FRONT COVER]:

[Logo]
[A picture of a microphone will appear in the background. In the center of the page the following four bullets will surround the words "LISTEN, CLICK, BUY!":

          - NetRadio is a leading network broadcaster of original audio content programming on the Web

          - NetRadio broadcasts more than 120 channels of music, news, sports and entertainment information 24 hours a day, seven days a week

          - NetRadio's distinctive music channels keep our listeners on our Web site for over 20 minutes

          - NetRadio's content is segmented by Communities of Similar Interest (COSIs) targeted to distinct listener demographics


[Underneath the text will be three small boxes containing images of a microphone, a shopping cart and a mouse.]


[INSIDE SPREAD]
                                     [Logo]
[A two page spread depicting five pages of our Web site.]
www.netradio.com

[Left Page]

NetRadio offers listeners original content programming and a wide variety of music on more than 120 channels. Our diverse offerings appeal to a wide range of listener demographics.

NETCOMPANION
A proprietary navigation and interface tool that appears on a listener's computer screen and displays song title information, audio and text-based advertising that link to our channels and other Web sites. Through NetCompanion, users can stay connected to NetRadio and listen to their favorite music as they browse the Web, work on other applications or click through to an advertised Web site.


[Right Page]

CDPOINT [www.cdpoint.com] Our online retail store has an inventory of more than 250,000 instantly accessible music titles.

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                          ---------
Prospectus Summary......................................................................................          4
Risk Factors............................................................................................          7
Use of Proceeds.........................................................................................         17
Dividend Policy.........................................................................................         17
Capitalization..........................................................................................         17
Dilution................................................................................................         18
Selected Financial Data.................................................................................         19
Management's Discussion and Analysis of Financial Condition and Results of Operations...................         20
Our Business............................................................................................         24
Management..............................................................................................         37
Certain Transactions....................................................................................         42
Principal Shareholders..................................................................................         45
Description of Capital Stock............................................................................         46
Shares Eligible for Future Sale.........................................................................         47
Underwriting............................................................................................         49
Legal Matters...........................................................................................         51
Experts.................................................................................................         51
Where You Can Get More Information......................................................................         51
Financial Statements....................................................................................        F-1

                            ------------------------

    Our executive offices are located at NetRadio Corporation, Riverplace Exposition Hall, 43 Main Street Southeast, Suite 149, Minneapolis, Minnesota 55414. Our telephone number is (612) 378-2211.
                            ------------------------

                      NOTES TO READERS OF THIS PROSPECTUS

    You should keep in mind the following points as you read this prospectus:

    - Except as otherwise noted, all information in this prospectus, including
      share and per share information, gives effect to a       -for-       stock
      split of our outstanding common stock to be effected prior to the closing of this offering.

    - N NET.RADIO NETWORK-Registered Trademark- and Design, NET.RADIO-Registered Trademark-, CDPOINT-TM- and NETCOMPANION-TM- are trademarks of NetRadio Corporation. All other trademarks and trade names referenced in this prospectus are the property of their respective owners.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed. Important factors that could cause our actual results to differ materially from projections include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business," as well as those discussed elsewhere in this prospectus. We are not obligated to revise or update these forward-looking statements to reflect new events or circumstances.
                            ------------------------

    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Information on our Web site is not a part of this prospectus.
                            ------------------------

    UNTIL       , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FINANCIAL STATEMENTS, BEFORE YOU DECIDE WHETHER TO INVEST.

NETRADIO

    We are a leading broadcaster of originally programmed audio entertainment over the Internet through our Web site, www.netradio.com. We organize our music and information content into highly targeted audio channels grouped as communities of similar interest or "COSIs." We attract customers using audio content, rather than relying solely upon a text-based site to extend the time visitors spend at netradio.com, thereby creating a "sticky" Web site. Nielsen/I-pro, an independent consultant that monitors Web site traffic, has estimated that in December 1998 over 880,000 unique visitors listened to one or more of our 120 music and news audio channels. Nielsen/I-pro has also estimated that in December 1998 the average time a visitor spent listening to any of our audio channels was approximately 21 minutes.

    We use audio content to generate revenues from sales of audio merchandise through our online music store, CDPoint, and from Internet advertising, including advertisements placed within our audio broadcasts. Our interactive display, NetCompanion, encourages impulse purchases by providing information about the music being played, or the products being advertised, and by linking the listener directly to CDPoint or to our advertisers' Web sites.

OUR MARKET

    Broadcast audio over the Internet combines the passive listening attributes of radio broadcasting with the interactive aspects of the Internet. According to a study performed in January 1999 by The Arbitron Company, 27% of Internet users have listened to Internet radio. As with traditional broadcast radio, our users can listen to our programming while performing other tasks. Most other Web sites, by contrast, require active, single-task "clicking" through pages. As with traditional broadcast radio, we deliver advertising and purchasing opportunities passively to our listeners. However, our audio broadcasts encourage listeners to react impulsively to these opportunities.

    The Internet improves commerce by substituting automated electronic sales for traditional retail venues. The Internet can link consumers, while at home or at work, directly to wholesale distribution channels and provide them with a broad selection of products, convenience and optimal pricing. Forrester Research, Inc. estimates that consumer sales over the Internet will account for 6% of the estimated $1.8 trillion of United States consumer retail spending in 2003. Forrester Research also estimates that music sales over the Internet will grow at a rate of 68% from $187 million in 1998 to nearly $2.5 billion in 2003 and account for 20% of all estimated online retail spending in the United States.

OUR SOLUTION

    We use entertaining audio content to attract and retain listeners and to generate revenues. To do this, we:

    - PROGRAM AND BROADCAST AUDIO CONTENT TO ATTRACT AND RETAIN LISTENERS. We attract and retain listeners by offering a wide variety of entertaining audio content broadcast over 120 distinct music and news channels.

    - BUILD VISITOR TRAFFIC COST-EFFECTIVELY. We believe our targeted content will encourage repeat visits, and our low cost marketing campaigns will efficiently increase traffic to our Web site.

    - CREATE STRONG COMMUNITIES OF SIMILAR INTERESTS TO ESTABLISH BRAND LOYALTY. We aggregate communities of listeners attracted to distinct musical genres. These communities promote brand loyalty and create targeted marketing opportunities.

    - PROGRAM CONTENT TO GENERATE COMMERCE AND ADVERTISING REVENUES. We use our audio content to generate both e-commerce and advertising revenues. The extended time listeners spend on our Web site exposes them to multiple advertising opportunities. Our innovative advertising format combines audio advertisements with links to our advertisers' Web sites, encouraging an immediate consumer response.

    - BUILD STRATEGIC ALLIANCES. We enter into strategic alliances to develop our content, build our technology, generate traffic to our Web site and fulfill our product distribution needs. We have alliances with major record labels, RealNetworks and cable Internet service providers, as well as product fulfillment agreements with Navarre Corporation, our majority shareholder, and Valley Media, Inc., both leading music distributors.

                                  THE OFFERING

Common stock offered by NetRadio               shares
  Corporation................................

Common stock outstanding after the             shares
  offering...................................

Use of proceeds..............................  Working capital and other corporate purposes, including advertising and capital
                                               expenditures. Please see "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  NETR

    This information is as of December 31, 1998. You should be aware that we are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering. If and when we issue these shares, the percentage of the common stock you own may be diluted. The following is a summary of additional shares of common stock that we have approved for issuance upon the exercise of options which share numbers do
not reflect a       for       stock split of our outstanding common stock, to be
effected prior to the closing of this offering:

    - 1,475,000 shares reserved for issuance upon the exercise of options under our stock option plan: consisting of (a) 939,500 options outstanding at a weighted average exercise price of $2.27 per share, and (b) 535,500 shares reserved for future issuance under the plan.

                             SUMMARY FINANCIAL DATA

    The following table summarizes certain financial information for NetRadio and our predecessor, Net Radio Corporation, a Nevada corporation ("Net Radio Nevada"). You should read this table in conjunction with our financial statements and their notes included elsewhere in this prospectus.

                                                              NET RADIO NEVADA                 NETRADIO
                                                         ---------------------------  --------------------------
                                                                        PERIOD FROM   PERIOD FROM
                                                                        JANUARY 1,     MARCH 21,
                                                          YEAR ENDED   1997 THROUGH   1997 THROUGH   YEAR ENDED
                                                         DECEMBER 31,    MARCH 20,    DECEMBER 31,  DECEMBER 31,
                                                             1996          1997           1997          1998
                                                         ------------  -------------  ------------  ------------
                                                                    (IN THOUSANDS, EXCEPT SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Net revenues:
  Product sales........................................   $   --         $  --         $   --            $   50
  Internet advertising.................................       --            --             --               205
  Miscellaneous........................................          321           168            163            --
                                                         ------------        -----    ------------  ------------
    Total net revenues.................................          321           168            163           255

Gross profit                                                     321           168            146           190
Loss from operations...................................       (2,261)         (737)        (1,955)       (3,891)
Net loss...............................................   $   (2,254)    $    (754)    $   (1,987)      $(3,915)
Loss per share--basic and diluted......................                                                 $  (.66 )
Weighted average shares outstanding(1).................                                               5,899,167

                                                                                      DECEMBER 31, 1998
                                                                          -----------------------------------------
                                                                                                       PRO FORMA
                                                                           ACTUAL                   AS ADJUSTED(3)
                                                                          ---------  PRO FORMA(2)   ---------------
                                                                                     -------------
                                                                                          (IN
                                                                                      THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................................  $      51    $     551
Working capital (deficit)...............................................       (176)         324
Total assets............................................................      2,740        3,240
Long term obligations, less current portion.............................      5,363          129
Total shareholders' equity (deficit)....................................  $  (3,830)   $   1,905

------------------------

(1) Please see Note 1 of our financial statements for an explanation of the determination of the number of shares of our common stock as of December 31, 1998.

(2) Pro forma to reflect the conversion of $5,234,840 in debt owed to Navarre into equity and ValueVision's purchase of 550,000 shares of common stock for $500,000, both occurring at the closing of this offering. Please see "Certain Transactions."

(3) Pro forma as adjusted to reflect the sale of       shares of common stock
    offered by this prospectus after deducting the underwriting discount and estimated offering expenses. Please see "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. In addition to the other information in this prospectus, you should consider the following risks carefully in deciding whether to invest in shares of our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU MAY EVALUATE US

    We have a limited operating history on which you may evaluate our business and prospects. We began broadcasting live audio programming on the Internet in November 1995 and began selling products over the Internet on a limited basis in June 1998. We first recognized Internet advertising revenues in April 1998. Our prospects must be considered in light of the risks, difficulties and uncertainties frequently encountered by companies in an early stage of development. This is particularly significant because we operate in a new and rapidly evolving market.

WE ANTICIPATE WE WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE

    To date we have not been profitable. We have recorded a net loss for each year since our inception in 1995 and we had an accumulated deficit of approximately $5.9 million during the period from March 21, 1997 to December 31, 1998. We have incurred losses in each fiscal quarter since our inception and we anticipate that we will continue to incur losses for the foreseeable future as we increase our operating expenses to expand our business.

WE EXPECT QUARTERLY OPERATING RESULTS TO FLUCTUATE

    Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

    - availability of compelling content and costs of acquiring and distributing it,

    - demand for our products,

    - demand for advertising on our Web site and on the Internet in general,

    - seasonal trends in the traditional retail market and in advertising placements, including expected declines in the summer months and expected increases in the fourth quarter,

    - amount and timing of capital expenditures and other costs relating to the expansion of our operations,

    - technical difficulties or system downtime,

    - new products or services that we, or our competitors, offer, and

    - general economic conditions and economic conditions specific to the Internet or to the retail sales or advertising markets.

    As a result of these factors, our operating results for any particular quarter may not be indicative of future operating results and you should not rely on them as indications of our future performance. It is also possible that our operating results in one or more quarters will fail to meet the expectations of securities market analysts or investors. In such an event, the price of our common stock could decline.

OUR ADVERTISING REVENUES MAY FLUCTUATE

    Advertising sales in television, radio and print media fluctuate unpredictably and are typically lower in the first and third calendar quarters of each year. Advertising expenditures also fluctuate significantly with economic cycles. A number of factors may contribute to our ability to generate advertising revenues, including:

    - acceptance and continued growth of the Internet as an advertising medium,

    - continued consumer Internet use,

    - traffic on our Web site,

    - pricing of advertising on other Web sites,

    - our ability to generate listener demographic characteristics that are attractive to advertisers,

    - developing and expanding our advertising sales force, and

    - establishing and retaining desirable advertising sales agency relationships.

ADOPTION OF THE INTERNET AS AN ADVERTISING MEDIUM IS UNCERTAIN

    The growth of Internet advertising requires validation of the Internet as an effective advertising medium. This validation has yet to fully occur. Acceptance of the Internet among advertisers will also depend on growth in the commercial use of the Internet. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, our business could be materially damaged.

    No standards have been widely accepted to measure the effectiveness of Internet advertising. If such standards do not develop, existing advertisers may not continue their current levels of Internet advertising and advertisers who are not currently advertising on the Internet may be reluctant to do so. Our business could be materially damaged if the market for Internet advertising fails to develop or develops slower than expected.

WE MUST EXPAND OUR USER BASE

    Our success depends in part upon our ability to deploy broadcasting technology that delivers streaming audio content to an ever-increasing number of simultaneous users. In the past, we have had periods of time when we were not able to accommodate all users visiting our Web site. This has resulted in unanticipated system disruptions, slower response times, impaired quality and speed of order fulfillment, impaired customer service and lost sales opportunities. To be successful, we must increase our capacity to deliver content to larger audiences. We must acquire, test and deploy additional network equipment and bandwidth (transmission capacity) to successfully scale our network infrastructure to serve mass audiences. There can be no assurance that we will be successful in doing so. If we fail to scale our broadcasts to large audiences of simultaneous users, our business could be materially damaged.

WE MUST ADAPT TO RAPID TECHNOLOGICAL CHANGE

    The market for Internet audio is characterized by rapid technological developments, frequent new product introductions, evolving industry standards, and changes in transmission and content delivery mechanisms. It is possible that an alternative technology will emerge that offers superior broadcasting technology over the Internet. In the event that our technology is not successfully deployed in a timely manner or such an alternative technology emerges, we would likely be required to expend significant resources to deploy such alternative technology. This could materially damage our business during the period in which we attempted such deployment. One recent technological development is MP3, which generally permits a user to store and replay, either on a personal computer or specially-designed MP3 device, music selected by the user. The acceptance of this technology could dramatically change the structure and competitive dynamic of the market for sales of pre-recorded music over the Internet because MP3 technology permits immediate downloading of music and would eliminate product shipping and handling. There can be no assurance that we will be able to respond quickly, cost effectively or sufficiently to this or other technological developments. Failing to effectively respond to technological developments could materially damage our business.

WE MUST CONTINUE TO DEVELOP OUR BRAND

    We believe that our growth has been largely attributable to word-of-mouth. Despite this historical organic growth, we believe that continuing to strengthen our brand is critical to achieving widespread acceptance of NetRadio, particularly in light of the competitive nature of our industry. Promoting and positioning our brand will depend largely on the success of our marketing efforts. Therefore, we expect to increase our marketing budget to create and maintain brand loyalty among our listeners and other visitors to our Web site. There can be no assurance that our brand promotion activities will yield increased revenues or that any such revenues would offset the expenses that we may incur to build our brand.

THE COST OF STREAMING INTERNET AUDIO MAY BECOME PROHIBITIVELY EXPENSIVE

    Our success also depends upon our reliance on streaming media technology provided to us by RealNetworks, Inc. In order to provide our advertising and products, we depend upon our listeners' ability to download or have installed RealNetworks' RealPlayer software. If RealNetworks substantially increases the license fees it charges us for the use of its products, refuses to license its products to us or requires listeners to pay for its software, our business could be materially damaged.

GROWTH OF INTERNET USAGE COULD CAUSE CAPACITY CONSTRAINTS

    If the Internet continues to experience an increase in the number of users and frequency of use, there can be no assurance that the Internet as a whole, or our infrastructure, will be able to deliver high-quality musical content. Internet experiences are affected by, among other factors, access speed. Insufficient availability of telecommunications services to support the Internet could result in unacceptable response times and could adversely affect Internet use generally and traffic to our Web site in particular. Our revenues depend upon the number of listeners who access our audio broadcasts and buy products offered on our Web site, as well as the amount of advertising spots that we can sell. Any system interruptions that would result in our Web site being inaccessible would reduce the volume of goods sold, advertising revenue and the attractiveness of our products and services. We have experienced periodic system interruptions, which may continue to occur from time to time. If Internet usage does not support the growth that may occur, our business could be materially damaged.

CORPORATE INTRANETS MAY NOT ACCEPT OUR PROGRAMMING

    A significant portion of our audience is in the workplace. Because of bandwidth constraints on corporate intranets or fears that computer networks and other computer systems' security could be compromised, some information systems managers may block reception of streaming media. Widespread adoption of streaming media technology depends upon overcoming these obstacles, improving audio and video quality and educating users in the use of streaming media technology. If streaming media technology fails to achieve broad commercial acceptance or such acceptance is delayed, our business could be materially damaged.

WE RELY ON INTERNALLY DEVELOPED AND COMMERCIALLY AVAILABLE SOFTWARE

    We use internally developed and commercially available software for our Web site, audio channels, search engines and substantially all aspects of transaction processing, including order management, cash and credit processing, purchasing, inventory verification and shipping. If we are unable to modify our software as necessary to accommodate increased traffic to our Web site or increased volume of transactions, our business could be materially damaged.

WE HAVE OUR ENTIRE OPERATION AT A SINGLE LOCATION AND HAVE NO REDUNDANT SYSTEMS

    Our success largely depends on the efficient and uninterrupted operation of computer and communications hardware systems. Our computer and communications hardware and software are located at a single leased facility in Minneapolis, Minnesota. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, tornadoes and similar events. We do not presently have redundant systems or a formal disaster recovery plan. We do not carry sufficient business interruption insurance to compensate us for losses that may occur. Our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions which could lead to interruptions, delays, or loss of data. The occurrence of any of these events could prevent us from broadcasting our audio programming, selling advertising or accepting and fulfilling customer orders.

WE MAY HAVE DIFFICULTY INTEGRATING NEW BUSINESSES

    We may expand our operations by developing new Web sites, promoting new or complementary products or sales formats, expanding the breadth of our products and services or expanding our market presence through relationships with third parties. In addition, we may acquire new or complementary businesses, products or technologies, although we have no present commitments for such activities. There can be no assurance that we will be able to expand operations cost-effectively, or that any such efforts would increase market acceptance for our products and services. Furthermore, any new business, Web site, or channel that we launch that is not favorably received by consumers could damage our reputation or brand. Any expansion would likely require significant additional expenses and other operational resources. If the market does not react favorably to our efforts, or if we are unable to generate satisfactory revenues from such expanded services or products to offset our costs, our business could be materially damaged.

WE DEPEND UPON STRATEGIC AND PRODUCT FULFILLMENT ALLIANCES

    Our success depends in part upon our strategic alliances. We have a number of agreements and relationships with third parties in certain key areas that are essential to our business, including product fulfillment, traffic and content. We purchase a substantial majority of our music products from two vendors, Valley Media and Navarre. For the fiscal year ended December 31, 1998, we purchased approximately 93% of our music products from Valley Media, and the remainder from Navarre. Our agreement with Navarre expires in December 2003 and our agreement with Valley Media expires on March 1, 2000. We rely upon these two vendors for rapid product fulfillment because we carry no inventory and have no order fulfillment operations of our own. We have no contracts that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit. There can be no assurance that our current vendors will be able to sell merchandise to us on terms as favorable as the current terms, or that we will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner, and on acceptable commercial terms. We also rely upon relationships with Web site operators, computer manufacturers, software developers and Internet service providers ("ISPs") to deliver traffic to our Web site and to promote our brand. There can be no assurance that our relationships with ISPs and other providers will be maintained or that traffic will continue to come from these entities. If any of these alliances were terminated prematurely, or not extended, and we were not able to obtain the products or services provided by that strategic partner, our business could be materially damaged.

OUR INTERCOMPANY AGREEMENTS WERE NOT NEGOTIATED AT ARMS-LENGTH

    We have entered into certain intercompany agreements with Navarre that are material to the conduct of our business. Because we are a majority-owned subsidiary of Navarre, none of these agreements resulted from arm's-length negotiations and, therefore, there is no assurance that the terms and conditions of such agreements will be as favorable to us as those that we could obtain from unaffiliated third parties. Please see "Certain Transactions." In addition, we have certain indemnification obligations with respect to Navarre in connection with our agreements. Please see "Certain Transactions--Separation Agreement."

OUR EXPANSION INTO INTERNATIONAL MARKETS MAY BE DIFFICULT

    Expansion into international markets will require significant management attention and resources. There can be no assurance that we will be successful in expanding into international markets to generate revenues from foreign operations. In addition, there are certain risks inherent in doing business in international markets, including, among other things, regulatory requirements, legal uncertainty regarding liability, tariffs and other trade barriers, longer payment cycles, differing accounting practices, problems in collecting accounts receivable, political instability and potentially adverse tax consequences. To the extent that we expand international operations and additional portions of our international revenues are denominated in foreign currencies, we could become subject to increased risks relating to exchange rate fluctuations. One or more of these factors could materially damage our business.

WE MAY NOT BE ABLE TO ACQUIRE OR MAINTAIN EASILY IDENTIFIABLE WEB ADDRESSES OR
  PREVENT THIRD PARTIES FROM ACQUIRING WEB ADDRESSES SIMILAR TO OURS

    We currently hold various Internet domain names relating to our products and services, including the "netradio.net" and "netradio.com" domain names. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. In November 1998, the United States Department of Commerce began a joint research project with the Internet Corporation for Assigned Names and Numbers which is intended to result in the complete privatization of the technical management of the domain name system. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. In the past, third parties have acquired domain names that are similar to ours, and we have had to expend resources to protect our proprietary rights in this area. There can be no assurance that in the future we will be able to prevent other third parties from acquiring domain names that are identical to, similar to, infringe upon or otherwise decrease the value of our trademarks, domain names and other proprietary rights. If we are unable to protect our domain names from third parties, our business could be materially damaged.

WE MAY BE UNABLE TO PROTECT OUR TRADEMARKS AND PROPRIETARY RIGHTS

    We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as important to our success. We rely upon trademark and copyright law, trade secret protection, confidentiality and license agreements with employees, customers, partners and others to protect our proprietary rights. We have registered certain of our trademarks and service marks with applicable governmental authorities. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available and we have not sought protection for our intellectual property in every country where our broadcasts may be heard. In the future, we may license certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we will try to ensure that the quality of our brand is maintained by such licensees, it is possible that such licensees could take actions that might materially adversely affect the value of our proprietary rights or reputation. There can be no assurance that the steps we take to protect our proprietary rights will be adequate or that third parties will not infringe or otherwise violate our copyrights, trademarks, trade dress or similar proprietary rights.

WE MAY INFRINGE UPON THE PROPRIETARY RIGHTS OF OTHERS

    We believe that our broadcasts of prerecorded music over the Internet are permitted under the copyright laws of the United States, as long as we obtain appropriate permission and pay appropriate royalties. We have entered into licensing agreements with each of the major performing rights organizations, including the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and the Society of European Stage, Authors and Composers, Inc. We believe that these agreements grant us licenses to broadcast music and other copyrighted materials over the Internet, and obligate us to pay royalties in connection with such broadcasts. The royalties that we must pay, or the terms and conditions of the license agreements, may change and such changes may materially damage our business. There is also a risk that some music may not be available for broadcast over the Internet. In addition, our license agreements with performing rights organizations may not comply with the copyright laws of jurisdictions outside the United States, and our broadcasts may violate the copyright laws of such jurisdictions where our Internet broadcasts may be heard.

    The Digital Performance Right in Sound Recordings Act of 1995 provides that the owners of sound recordings have certain exclusive performance rights in such recordings, and, if applicable to us, could require us to pay additional licensing fees for our broadcasts. We believe, however, that our broadcasts are exempt from such fees under this statute. No assurance, however, can be given that our belief is correct, particularly because this law has not yet been sufficiently interpreted. If this statute is interpreted in a manner adverse to us, our business could be materially damaged.

    We have been, and may continue to be, subject to claims and legal proceedings, from time to time, in the ordinary course of our business. These claims could include claims against us for alleged infringement of copyrights, trademarks and other proprietary rights of third parties. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources, which could materially damage our business.

WE DEPEND UPON CONTENT PROVIDERS

    Our success depends in large part upon our ability to deliver compelling audio content over the Internet. We do not create our own musical content. Rather, we rely upon record labels, music publishers, performers and artists for entertaining content. Our ability to maintain existing relationships with content providers and build new relationships with additional content providers is critical to the success of our business. Many of our agreements with third party content providers are for limited terms or are not memorialized in a formal written contract, and content providers may choose not to renew, or may terminate, such agreements. Our inability to secure licenses from content providers or performing rights societies, or the termination of a significant number of content provider agreements, would decrease the availability of content that we can offer our listeners. This may result in decreased traffic on our Web site and decreased advertising and sales revenues, which could materially damage our business.

OUR SUCCESS DEPENDS ON KEY PERSONNEL, MANY OF WHOM HAVE RECENTLY BEEN HIRED

    We have rapidly and significantly expanded our operations and expect to continue expanding to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on our management. From June 30, 1998 to March 1, 1999, we expanded from 22 to 43 employees. Our new employees include a number of key employees who have not yet been fully integrated into our management team, and we expect to add additional personnel in the future. Increases in the number of employees have placed significant demands on our management. We also will be required to expand our accounting staff. Historically, we have been dependent upon Navarre for various managerial, warehousing, distribution and working capital needs. Please see "Certain Transactions." There can be no assurance that controls will be adequate to support our future operations or that management will be able to hire and retain required personnel. If we are unable to manage growth effectively, our business could be materially damaged. Please see "Our Business-- Employees" and "Management."

RISKS RELATED TO THIS OFFERING

OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED SO WE CANNOT PREDICT THE EXTENT
  TO WHICH A TRADING MARKET WILL DEVELOP

    Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained following this offering. The initial public offering price for the shares was determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering. Investors may not be able to resell their shares at or above the initial public offering price. Please see "Underwriting."

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE

    The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. These broad market fluctuations, as well as general economic, market and political conditions, may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action claims have been brought against such companies. This litigation could result in substantial costs and a diversion of management's attention and resources.

OUR CONTROLLING SHAREHOLDER MAY NOT CONTINUE TO FUND OUR FUTURE CAPITAL NEEDS

    We operate as a majority-owned subsidiary of Navarre. Prior to this offering, Navarre has met our financial needs with regard to working capital and general corporate operations. Immediately following this offering, however, Navarre will no longer be obligated to provide funds to finance our operations. We intend to continue to invest in capital equipment, expansion and research and development. We believe that the net proceeds from the sale of common stock in this offering, together with existing cash balances, and cash flow from operations will be sufficient to meet our liquidity and capital requirements for at least the next 18 months. We may, however, seek additional equity or debt financing to fund further expansion of our broadcasting capacity or to fund other projects. The timing and amount of such capital requirements cannot be precisely determined at this time and will depend upon a number of factors, including demand for our products and services, product mix, changes in the conditions of the Internet or music industries and other competitive factors. There can be no assurance that such additional financing will be available when needed or, if available, that such additional financing will be on satisfactory terms or completed without dilution to our shareholders.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A
  THIRD-PARTY ACQUISITION OF US DIFFICULT

    We are subject to Chapters 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which may have the effect of limiting third parties from acquiring significant amounts of our common stock without our approval. These laws, among others, may have the effect of delaying, deferring or preventing a third party from acquiring us or may serve as a barrier to shareholders seeking to amend our Articles of Incorporation or Bylaws. Our Articles of Incorporation also grant us the right to issue preferred stock which, under certain circumstances, may be used to delay or block a third party from acquiring us.

AFTER THIS OFFERING NAVARRE AND VALUEVISION WILL CONTINUE TO CONTROL A MAJORITY
  OF OUR COMMON STOCK

    Navarre and ValueVision will beneficially own approximately    % of our
outstanding common stock after this offering (   % if the over-allotment option
granted by us is exercised in full). As a result, Navarre and ValueVision together will have the ability to control the vote on all matters submitted to shareholders for approval (including, but not limited to, the election of all directors, and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a third party from acquiring us.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT SHAREHOLDERS MAY ADVERSELY AFFECT
  OUR STOCK PRICE

    After this offering, the           shares of our common stock sold in this
offering will be freely tradeable. Beginning 180 days after the date of this
offering, approximately           shares will become eligible for sale upon the
expiration of lock-up agreements between our securityholders and the underwriters. Representatives of the underwriters may from time to time, in their sole discretion, release any of the securities subject to the lock-up
agreements. Approximately           shares will be eligible for sale in the
public market beginning after the expiration of one-year holding periods under Rule 144 for certain shareholders. Of the shares that will first become eligible for sale in the public market 180 days after this offering, approximately 5,922,500 shares will be subject to certain volume and other resale restrictions. With respect to our stock option plan, outstanding options to
purchase           shares will be vested 180 days following this offering. We may also file a registration statement to register all of our common stock under our stock option plan. After such registration statement is effective, shares issued upon exercise of stock options will be eligible for resale in the public market. The supply of substantial amounts of common stock in the public market could lower the price of our common stock. Please see "Description of Capital Stock" and "Shares Eligible for Future Sale."

RISKS RELATED TO OUR INDUSTRY

THERE IS INTENSE COMPETITION FOR THE PRODUCTS AND ADVERTISING WE SELL

    The Internet commerce market is new, rapidly evolving and intensely competitive. We expect competition to further intensify as existing technologies expand and new technologies are introduced. Barriers to entry into the Internet commerce market are minimal, and current and new competitors can launch new Web sites at a relatively low cost. In addition, the retail music industry is highly competitive. We compete with a variety of other companies for advertising and market share, including the following:

    - online music providers, such as Broadcast.com, Spinner.com and Imagine Radio.com, who broadcast music and information;

    - online retail competitors, such as Amazon.com, N2K, CDNow and K-Tel, who provide compact discs, software, and entertainment-related products;

    - traditional radio broadcasters; and

    - traditional retail competitors, including large specialty music stores with significant brand awareness, sales volume and customer bases, such as MusicLand, Tower Records, Barnes & Noble and Best Buy.

    We believe that the principal competitive factors in our markets are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of music, site content and reliability and speed of product fulfillment. Many of our competitors have significantly longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with, larger, more well-established and well-financed companies as use of the Internet and other online services increases.

OUR SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT WHICH COULD CAUSE OUR WEB SITE TO BE UNAVAILABLE FOR A PERIOD OF TIME BEGINNING JANUARY 1, 2000.

    We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with whom we conduct business do not successfully address such issues, our business could be damaged.

    In the event that our Web site is not Year 2000 compliant, we would not be able to broadcast our programming and advertising or sell our products to our customers. In the event that the technical support provided for our Web site is not Year 2000 compliant, portions of our Web site may become unavailable. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for a further discussion of Year 2000 risks.

WE MUST BE ABLE TO OVERCOME ONLINE COMMERCE SECURITY RISKS

    A significant barrier to online commerce and communications is the secure transmission of confidential information, such as customer credit card information. We rely upon encryption and authentication technology licensed from third parties to transmit and protect confidential information. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the systems that we use to protect customer transaction data. If any such compromise were to occur, or if our customers, or the Internet audience in general, believe that data transmissions over the Internet are not secure, we would have to expend significant capital and other resources to protect against security breaches or to alleviate concerns or problems caused by security breaches. Concerns over the security and privacy of transactions conducted on the Internet may inhibit the continued growth of the Internet and accompanying growth of Internet commercial transactions. In addition, security breaches in our or our third party contractors' storage of customer proprietary information could damage our reputation and expose us to loss or possible liability. Our security measures may not prevent security breaches, and if they occur, our business could be materially damaged.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTY

THE INTERNET IS NOT HIGHLY REGULATED

    There currently are few laws and regulations directly applicable to the Internet. However, new laws and regulations may be adopted in the United States and elsewhere covering issues such as music licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. Restrictive laws or regulations could slow Internet growth or expose us to significant liabilities associated with content available on our Web site. The application of existing laws and regulations governing Internet issues, such as property ownership, libel and personal privacy, is subject to substantial uncertainty. New laws and regulations (including laws and regulations governing issues such as property ownership, content, taxation and defamation) may expose us to significant liabilities, significantly slow Internet growth or otherwise materially damage our business.

THE REGULATION OF INDECENT CONTENT OVER THE INTERNET IS UNCERTAIN

    The Communications Decency Act of 1996 proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet. Although this provision of this statute was held to be unconstitutional by the United States Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Although we believe that we do not currently distribute the types of materials that this statute may have deemed illegal, the nature of such similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation or state or local laws similar to this law could subject us to potential liability. This in turn could materially damage our business.

OUR OBLIGATIONS TO COLLECT TAXES IS UNCERTAIN

    We only collect sales and other taxes in the states and countries where we believe we are required by law to do so. One or more states or countries have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or countries that we should collect sales or other taxes on products and services, or remit payment of sales or other taxes for prior periods, could materially damage our business.

                                USE OF PROCEEDS

    We estimate that the net proceeds from this offering will be $      , or
$      if the over-allotment option is exercised in full, based upon an
estimated initial public offering price of $      , and after deducting the
underwriting discount and estimated offering expenses.

    We expect to use the net proceeds for working capital and other corporate purposes, including advertising and capital expenditures. We have not yet determined the amount of net proceeds to be used specifically for each of these purposes. Accordingly, we will retain broad discretion in the allocation of proceeds. We may also use a portion of the net proceeds for strategic alliances or to acquire or invest in complementary businesses, technologies or product lines. We have no current plans, agreements or commitments with respect to any such alliances or acquisitions, and we are not currently engaged in negotiations related to such alliances or acquisitions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently anticipate that we will retain all future earnings, if any, to fund the continued development and growth of our business, and we do not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization at December 31, 1998 on:
(1) an actual basis; (2) a pro forma basis to reflect the conversion of $5,234,840 in debt owed to Navarre into equity and ValueVision's purchase of 550,000 shares of common stock for $500,000, both occuring at the closing of this offering; and (3) a pro forma as adjusted basis to reflect the receipt of the net proceeds from this offering at an estimated initial public offering
price of $      and after deducting the underwriting discount and estimated offering expenses. The outstanding share information excludes 939,500 shares of common stock reserved for issuance upon exercise of options outstanding on December 31, 1998, with a weighted average exercise price of $2.27 per share, and 535,500 shares of common stock reserved for future grants under our stock option plan as of December 31, 1998.

                                                                                         DECEMBER 31, 1998
                                                                                -----------------------------------
                                                                                                         PRO FORMA
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------
                                                                                 (IN THOUSANDS EXCEPT SHARE DATA)
Long term debt................................................................  $   5,235   $  --        $  --
Capital lease obligations, less current portion...............................        129         129          129
Shareholders' equity:
  Common stock, no par value; 20,000,000 shares authorized; 5,922,500 shares issued and outstanding, actual; 6,472,500 shares issued and outstanding,
    pro forma;          shares issued and outstanding, pro forma as
    adjusted..................................................................      2,072       7,807
Accumulated deficit...........................................................     (5,902)     (5,902)
                                                                                ---------  -----------  -----------
Total shareholders' equity (deficit)..........................................     (3,830)      1,905
                                                                                ---------  -----------  -----------
Total capitalization..........................................................  $   1,534   $   2,034    $
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------

                                    DILUTION

    Our net tangible book value as of December 31, 1998, after giving effect to the conversion of $5,234,840 in debt owed to Navarre into equity and ValueVision's purchase of 550,000 shares of common stock for $500,000, both
occurring at the closing of this offering, was $         or $    per share of
common stock. Net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the
issuance and sale of the       shares of common stock in this offering (after
deducting the underwriting discount and estimated offering expenses), the pro forma as adjusted net tangible book value as of December 31, 1998 would have
been $               or $               per share. This represents an immediate
increase in net tangible book value of $       per share to existing
shareholders and an immediate dilution of $               per share to new
investors purchasing shares in this offering. The following table illustrates the per share dilution to new investors:

Assumed initial public offering price...................                                   $
  Pro forma net tangible book value per share as of
    December 31, 1998...................................  $
  Increase per share attributable to new investors......  $
                                                          ---------
Pro forma as adjusted net tangible book value per share
  after this offering...................................                                   $
                                                                                           ---------
Dilution per share to new investors.....................                                   $
                                                                                           ---------
                                                                                           ---------

    The following table summarizes on a pro forma basis after giving effect to this offering, as of December 31, 1998, the differences between the existing shareholders and new investors with respect to the number of shares purchased, the total cash consideration paid and the average price paid per share. This table and discussion assume no exercise of any stock options outstanding as of December 31, 1998.

                                                                                         TOTAL CONSIDERATION
                                                                 SHARES PURCHASED
                                                             ------------------------  ------------------------   AVERAGE PRICE
                                                               NUMBER       PERCENT      AMOUNT       PERCENT       PER SHARE
                                                             -----------  -----------  -----------  -----------  ---------------
Existing shareholders......................................                         %                         %     $
New investors(1)...........................................                         %                         %     $
                                                                  -----        -----        -----        -----
Total......................................................                      100%                      100%
                                                                  -----        -----        -----        -----
                                                                  -----        -----        -----        -----

------------------------

(1) If the over-allotment option is exercised in full, the number of shares of
    common stock held by new investors will increase to        shares, or     %
    of the total shares of common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

    The following selected financial data are derived from our audited financial statements. You should read the selected financial and operating data set forth below in conjunction with our financial statements and their notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                                                        NETRADIO
                                                        NET RADIO NEVADA                    --------------------------------
                                      ----------------------------------------------------   PERIOD FROM
                                                                             PERIOD FROM    MARCH 21, 1997
                                      PERIOD FROM INCEPTION   YEAR ENDED   JANUARY 1, 1997     THROUGH         YEAR ENDED
                                      (NOVEMBER 1, 1995) TO  DECEMBER 31,   THROUGH MARCH    DECEMBER 31,     DECEMBER 31,
                                        DECEMBER 31, 1995        1996         20, 1997           1997             1998
                                      ---------------------  ------------  ---------------  --------------  ----------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Product sales.....................        $      --         $       --      $      --       $       --       $       50
  Internet advertising..............               --                 --             --               --              205
  Miscellaneous.....................               22                321            168              163               --
                                                  ---        ------------         -----          -------          -------
    Total net revenues..............               22                321            168              163              255
Cost of revenues....................               --                 --             --               17               65
                                                  ---        ------------         -----          -------          -------
Gross profit........................               22                321            168              146              190
Operating expenses:
  Operations and technical
    support.........................               --                 --             --              672              686
  Sales and marketing...............               12                427             53              161              670
  General and administrative........               82              2,154            852            1,268            2,725
                                                  ---        ------------         -----          -------          -------
    Total operating expenses........               94              2,581            905            2,101            4,081
                                                  ---        ------------         -----          -------          -------
Loss from operations................              (72)            (2,260)          (737)          (1,955)          (3,891)
Net loss............................        $     (74)        $   (2,254)     $    (754)      $   (1,987)      $   (3,915)
                                                  ---        ------------         -----          -------          -------
                                                  ---        ------------         -----          -------          -------

Loss per share--basic and diluted...                                                                           $     (.66)
Weighted average shares
  outstanding(1)....................                                                                             5,899,167

                                                                                   DECEMBER 31,
                                                                    ------------------------------------------   PRO FORMA
                                                                      1995       1996       1997       1998       1998(2)
                                                                    ---------  ---------  ---------  ---------  -----------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.........................................  $      66  $      91  $       4  $      51   $     551
Working capital (deficit).........................................         57       (828)      (930)      (176)        324
Total assets......................................................        206        223      2,395      2,740       3,240
Long term obligations, less current portion.......................        111        486      1,389      5,363         129
Total shareholders' equity (deficit)..............................         37       (537)        13     (3,830)      1,905

------------------------

(1) Please see Note 1 of Notes to our Financial Statements for an explanation of the determination of the number of shares outstanding as of December 31, 1998.

(2) Pro forma to reflect the conversion of $5,234,840 in debt owed to Navarre into equity, and ValueVision's purchase of 550,000 shares of common stock for $500,000, both occuring at the closing of this offering. Please see "Certain Transactions."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR PLANS, ESTIMATES AND BELIEFS. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading broadcaster of originally programmed audio entertainment over the Internet. During the period from our inception through December 31, 1998, we had insignificant revenues and were primarily engaged in developing infrastructure, assembling our management team and establishing our audio channels. Our initial business model consisted of distributing coupons and other promotional material on behalf of third parties. Substantially all of our revenues prior to 1998 were derived from these activities. In January 1998, we decided to add e-commerce to our operations and to discontinue distribution activities.

    Our current revenues are generated from sales of compact discs through our online store, CDPoint, and from Internet advertising. Our Internet advertising revenues consist of banner advertisements placed on our Web site, special promotional advertisements and audio advertisements.

    We recognize banner advertising revenues over the period in which the advertisement is displayed on our Web site. We derive promotional advertising revenues from product or artist related promotions which are recognized over the term of the promotion. We derive audio advertising revenues from the sale of advertising spots, which are recognized when the audio advertisement is broadcast.

    In May 1996, Navarre acquired fifty percent of the stock of our predecessor, Net Radio Nevada. On March 21, 1997, Navarre acquired the remaining fifty percent. This acquisition was accounted for as a purchase. As a result, the accumulated deficit of Net Radio Nevada as of March 21, 1997 was eliminated and goodwill of approximately $1.3 million was recognized by Navarre at the time of the acquisition. The goodwill has been "pushed down" to NetRadio for financial reporting purposes. As a result, our financial statements for the periods prior to March 21, 1997 are reflected as predecessor financial statements and the accumulated deficit at December 31, 1998 only reflects losses incurred since March 21, 1997. We have incurred significant losses since our inception. The accumulated deficit of approximately $5.9 million reflects the operating results during the period from March 21, 1997 to December 31, 1998. In addition, we had incurred an accumulated deficit of approximately $3.1 million prior to that date.

    In the following "Results of Operations" section, we have combined the two separate periods in 1997 to make the year-to-year comparison easier.

    We believe that our success will depend largely on our ability to program and broadcast original audio content to attract and retain listeners and to generate commerce and advertising revenues. Accordingly, we intend to invest heavily to develop and maintain content, network infrastructure and to expand e-commerce. We expect to continue to incur substantial operating losses for the foreseeable future.

    In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of revenues and operating results, including gross profit margin and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performance.

RESULTS OF OPERATION FOR FISCAL YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

NET REVENUES

    Net Revenues decreased to $255,062 in 1998, from $330,921 in 1997 and $320,661 in 1996, and consisted of product sales, Internet advertising revenues and miscellaneous revenues.

    PRODUCT SALES. Product sales in 1998 consisted of $49,639 of sales of audio merchandise, including shipping and handling costs, compared with no sales in 1997 and 1996. We began selling audio merchandise in June 1998 when we opened our online store, CDPoint, which became fully operational in November 1998.

    INTERNET ADVERTISING. Internet advertising revenues in 1998 were $205,423, compared to no Internet advertising revenues in 1997 and 1996. The 1998 Internet advertising revenues reflect audio and banner advertising sales as well as promotional advertising revenues.

    MISCELLANEOUS REVENUES. We had no miscellaneous revenues in 1998, compared to $330,921 in 1997 and $320,661 in 1996. Miscellaneous revenues consisted primarily of payments from third parties for distribution of coupons and other promotional material. We do not expect future miscellaneous revenues to be significant.

COST OF REVENUES

    Cost of revenues increased to $64,825 in 1998, from $16,989 in 1997, and no cost of revenues in 1996. Cost of revenues include the cost of compact discs that we sell including fulfillment costs through third party vendors who ship directly to our customers, and include costs incurred in connection with the development of specific advertising or promotional campaigns. The increase in cost of revenues from 1997 to 1998 was due primarily to the opening of our online music store. The increase in cost of revenues from 1996 to 1997 was due primarily to costs associated with the preparation of specific promotional campaigns.

OPERATING EXPENSES

    OPERATIONS AND TECHNICAL SUPPORT. Operations and technical support expenses were $685,767 in 1998, and consisted primarily of data communications expenses, personnel expenses associated with broadcasting, software and content license fees, operating supplies and overhead. We incurred operations and technical support expenses of $672,061 in 1997, reflecting the cost of outside consulting services for Web site development. We incurred no operations and technical support expenses in 1996. We expect operations and technical support expenses to increase as we further develop our Web site.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of personnel expenses associated with Internet advertising and the marketing of our Web site. Sales and marketing expenses increased to $670,885 in 1998 from $213,784 in 1997 and $426,884 in 1996. The increase in sales and marketing expenses in 1998 compared to 1997 was due to growth in our sales force and marketing staff and increased advertising expenses. The decrease in sales and marketing expenses in 1997 compared to 1996 was primarily due to the scaling back of our marketing efforts during 1997, while we reviewed our business strategy.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of administrative personnel expenses, professional fees, depreciation and amortization, and expenditures for facility costs. General and administrative expenses were $2,724,878 in 1998, $2,119,567 in 1997 and $2,154,455 in 1996. Goodwill amortization recognized from Navarre's acquisition of Net Radio Nevada, amounted to $421,000 in 1998 and $316,000 in 1997. The increase in general and administrative expenses in 1998 compared to 1997 reflects the costs associated with developing our business strategy, acquiring personnel and building infrastructure. The decrease in general and administrative expenses in

1997 compared to 1996 reflects a re-deployment of our resources to the development of our Web site operations.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations through private sales of equity securities and advances from Navarre.

    Net cash used in operating activities was $2,710,408 in 1998, $2,125,876 in 1997 and $1,289,352 in 1996. Net cash used in operating activities for all three years was primarily composed of our net losses, offset in part by depreciation and amortization.

    Net cash used in investing activities was $906,249 in 1998, $11,403 in 1997 and $329,831 in 1996. Net cash used in investing activities in these periods was primarily related to purchases of property and equipment.

    We generated net cash from financing activities of $3,663,160 in 1998, $2,049,616 in 1997 and $1,644,629 in 1996. Net cash from financing activities in 1998 was primarily generated from $4,022,529 in advances from Navarre while net cash from financing activities in 1997 was generated from a $1,000,000 purchase of equity securities by ValueVision and $1,212,311 in advances from Navarre. Net cash from financing activities in 1996 resulted primarily from a $1,500,000 purchase of equity securities by Navarre.

    We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months. In connection with this offering, we will convert $5,234,840 in debt owed to Navarre into equity and ValueVision has agreed to purchase 550,000 additional shares of our common stock for $500,000, both occurring at the closing of this offering. We may need to raise additional funds through public or private financings, or other arrangements. There can be no assurance that such additional financings, if needed, will be available on terms attractive to us, if at all. Our failure to raise capital when needed could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current shareholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to those of our common stock.

NET OPERATING LOSS CARRYFORWARDS

    As of December 31, 1998, we had available net operating loss carryforwards totaling approximately $5,000,000 which expire beginning in 2011. Please see
Note 7 of Notes to the Financial Statements included elsewhere herein. The Tax Reform Act of 1986 imposes limitations on the use of net operating loss carryforwards if certain stock ownership changes have occurred or could occur in the future.

YEAR 2000 COMPLIANCE

    STATE OF READINESS. Our information technology ("IT") systems (servers, encoders, routers, etc.) and non-IT systems (desktop computers, printers, etc.) consist of software developed either in-house or purchased from third parties, and hardware purchased from vendors. Our systems and other business resources rely upon IT systems and non-IT systems provided by service providers and, therefore, may be vulnerable to those service providers' failure to remedy their own presently unknown Year 2000 issues. Such service providers include those for our network elements and e-mail services and the landlord for our leased office spaces. We have contacted our principal vendors of hardware and software, who have notified us that the hardware and software that they have supplied to us is either presently Year 2000 compliant or will be compliant before the Year 2000. However, we may nonetheless be affected by presently unknown Year 2000 issues related to non-compliant IT systems or non-IT systems operated by us or by third parties. We currently have underway a substantial assessment of our internal and external (third-party) IT systems and non-IT systems. At this point in our assessment, we are not aware of any Year 2000 problems relating to systems operated by us or by third parties that would have a material adverse effect on our business, results of operations, or financial conditions, without taking into account our efforts to avoid such problems.

    COST. Based on our assessment to date, we do not anticipate that costs associated with remediating our non-compliant IT systems and non-IT systems will be material.

    RISKS. To the extent that our Year 2000 assessment is finalized without identifying any additional material non-compliant IT systems operated by us or third parties, the most reasonably likely worst case Year 2000 scenario is a systems failure beyond our control, such as a prolonged telecommunications or electrical failure. Such a failure could prevent us from operating our business or prevent users from accessing our Web site. We believe that the primary business risks, in the event of such failure, would include, but not be limited to, lost advertising revenue, increased operating costs, loss of customers or persons accessing our Web site, or other business interruption of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract.

    CONTINGENCY PLAN. As discussed above, we are engaged in an ongoing Year 2000 assessment. We plan to conduct a full-scale Year 2000 simulation of our IT systems. The results of this simulation and assessment will be taken into account in determining the nature and extent of any contingency plans.

                                  OUR BUSINESS

OVERVIEW

NETRADIO

    We are a leading broadcaster of originally programmed audio entertainment over the Internet. Nielsen/I-pro, an independent consultant which monitors Internet traffic, has estimated that over 880,000 unique visitors listened to our 120 music and news channels in December 1998. Nielsen/I-pro has also estimated that, during December 1998, the average time a visitor spent listening to any of our channels was approximately 21 minutes. We believe that attracting users through audio entertainment creates a "sticky" Web site by extending the time visitors spend on our Web site.

INDUSTRY BACKGROUND

    THE GROWTH OF THE INTERNET. International Data Corporation ("IDC"), an independent Internet market research firm, expects the number of Internet users to grow 36% per year from approximately 69 million worldwide in 1997 to 320 million by the end of 2002. In 1997, 78 million devices were used to access the Internet. By the year 2002, IDC estimates that the number of Internet devices is expected to increase to more than 515 million, a compound annual growth rate of 46%. A number of factors are expected to fuel the growth of the Internet, including (1) the increasing number of computers installed in homes and offices,
(2) the decreasing cost of computers, (3) lower cost and more efficient Internet access, (4) improving network infrastructure, (5) expanding Internet content, and (6) increasing familiarity with and acceptance of the Internet as a resource for businesses and consumers.

    The vast amount of data available on the Internet requires users to find an effective way to conduct efficient and organized searches for desired information. The desire of many users to communicate and interact with others having similar tastes and interests has spurred the growth of virtual Internet communities. Communities serve an important function because they create a virtual "town square" where users can meet and exchange ideas. Communities also play a key role in the development of online commerce by providing advertisers and businesses with a means to identify and target groups of users characterized by distinguishing traits. Through its universal appeal, music entertains, creates communities of people who have similar interests, and promotes sales of music and other products.

    GROWTH OF ELECTRONIC COMMERCE. The Internet has begun to transform much of the economics of commerce by substituting electronic sales from a single location for the large infrastructure of traditional retailers, including management and sales staffs, numerous physical locations and relatively large inventories. The Internet has the potential to replace certain categories of retail stores and distribution methods by linking consumers directly to wholesale distribution channels that provide complete selection, convenience and competitive pricing. Online retailers typically offer products and services that can be described, sampled and shipped easily and do not require the consumer's physical presence. These products and services include compact discs, books, video cassettes and computer software. The Internet offers the opportunity for a retailer with a single location or Web site to inexpensively develop one-to-one relationships with customers worldwide.

    Forrester Research estimates that United States Internet sales to consumers will increase at a compound annual growth rate of 69%, from an estimated $7.8 billion in 1998 to approximately $108 billion by 2003. Forrester Research also predicts that by 2003, Internet sales will account for 6% of the estimated $1.8 trillion in annual United States consumer retail spending.

    THE INTERNET AS A BROADCAST, AUDIO STREAMING MEDIUM. The Internet has quickly evolved from a relatively simple mechanism for the delivery of text-based Web pages and electronic mail to a multimedia platform, providing an interactive world of information, entertainment and commerce. The resulting convergence of every-day computer applications with communication, entertainment and commerce platforms permits the Internet to deliver content such as music, sports, games, hobbies and shopping opportunities. The development of streaming audio media, a new technology that permits the simultaneous transmission and playback of digitized audio and video streams, allows the Internet to broadcast music, information, advertising and other content to hundreds of thousands of simultaneous listeners worldwide.

    The broadcast of streaming audio combines the Internet's interactivity with traditional, more passive radio listening. Musical broadcasts can serve as a unifying vehicle, drawing Internet listeners into communities of similar musical tastes and allowing them to interact with one another. Communities segregated by specific musical tastes or interests provide Internet businesses with a target for direct marketing and advertising programs. According to a study performed in January 1999 by The Arbitron Company, 27% of Internet users have listened to Internet radio.

    The development of the Internet as a broadcast medium suggests a comparison to traditional radio. The following chart illustrates some of the differences, in our view, between traditional radio broadcasting and Internet audio broadcasting:

                    TRADITIONAL RADIO BROADCASTING         INTERNET AUDIO BROADCASTING
                 ------------------------------------  ------------------------------------
                     - Generally limited by                - Generally limited only by
DISTRIBUTION         geographic region                       availability of Internet
AREA                                                         service

                     - Typically broadcasts to             - Flexibility to reach wide or
AUDIENCE             general audience                        narrow audiences
                     - Advertisers commonly target         - Advertisers target immediate
                       future purchases                      purchases

PROGRAMMING          - Programs typically designed         - Programmed often for multiple,
CONTENT              for broad audience appeal               niche markets
                     - Programmed to single, licensed      - Programmed to multiple,
                       frequency                             simultaneous channels

LISTENER             - Estimates generally based on        - More accurate measurement
TRAFFIC                cross section sampling                using server log files
MEASUREMENT
                     - Generally limited to estimates      - Current audience measurements
                     of past listeners                     - Server logs record additional
                                                             listener information

                     - Audio Advertisements are aired      - Links audio and banner
LISTENER               between songs                         advertising with other Web
INTERACTIVITY                                                sites
                     - Advertised products purchased       - Advertisements presented in
                       elsewhere                             audio, graphic and text
                                                             formats
                     - Listeners interact via              - Users can purchase products
                     telephone, facsimile or in              simultaneously, online
                       person
                                                           - Listeners can interact via
                                                           e-mail and chat rooms

    DISTRIBUTION AREA. Traditional radio stations broadcast to listeners within a defined geographical area. Atmospheric conditions and physical barriers can interfere with radio transmissions. By contrast, Internet broadcasters transmit music and information using audio streaming technology, which has certain inherent advantages over traditional radio broadcasts, such as permitting the continuous transmission of music to a virtually unlimited geographic region. Because audio streams are transmitted in digitized form over telephone lines, they are unaffected by atmospheric or structural barriers. They may, however, be limited by Internet congestion and other factors unique to Internet traffic, such as a user's or broadcaster's computer hardware or software, and, therefore, Internet audio quality is currently not as clear as traditional broadcast radio. However, as bandwidth increases, Internet audio quality is expected to improve and become comparable to, or even better than, the quality of traditional broadcast radio.

    AUDIENCE MARKETS. Traditional broadcast radio generally targets advertising at peak listener traffic. For example, "drive time" audiences, listeners who tune-in to a particular station while driving to or from work, represent a large captive audience and therefore a potentially lucrative market for traditional radio advertisers. This specific peak market, however, occurs only during commuting hours. Traditional radio broadcasts generally must appeal to a broad spectrum of listeners to capture the widest possible market for its advertising. Internet audio streaming, by contrast, can be delivered to a large number of computer users who can listen to music from the broadcaster's Internet site while working on other applications. Advertisers who buy time or space on Internet audio broadcasts can typically expect a more targeted audience with the potential for immediate, impulse purchases.

    PROGRAMMING CONTENT. Traditional radio stations generally program for broad audience appeal by providing content for the entire spectrum of their audience. For instance, a traditional radio station that broadcasts jazz may be the only commercially viable jazz station in a given geographic market. Consequently, the station must design its programming from a number of different jazz styles to broadly capture jazz listeners in such a market. Traditional radio stations must consider broad audience appeal in their programming of music genre, news, talk, ethnic or religious content. Internet broadcasters, by contrast, can globally transmit a wide variety of specially designed programming at relatively low cost while targeting specific markets of listeners to enhance sales. An Internet broadcaster can deliver multiple channels of music and information programmed to specific markets, and can therefore design programming to maximize revenue opportunities for its advertisers. The number of transmitted audio streams is limited only by available bandwidth.

    LISTENER TRAFFIC MEASUREMENT. Most traditional broadcast radio stations rely upon reports from companies, such as The Arbitron Company, that use statistical sampling methods to determine the size and demographic profile of the station's audience. These companies periodically capture information regarding listening habits from a cross-section of the market and then estimate the popularity of competing radio stations in the market. Web site audience traffic measurements, by contrast, are not limited to statistical sampling and can provide a more reliable measurement of listener traffic. Web sites or servers communicate and respond to incoming requests from Internet users. These servers can record listener and audience information on server log files and provide current and exact measurements of the number of listeners and the length of time listeners spend on a Web site.

    LISTENER INTERACTIVITY. Traditional broadcast radio typically contains a significant amount of advertising messages or commercials, often up to 12 minutes per hour. These commercials are designed to have the listener act on the commercial impulse at a future time, possibly several days later. For example, a commercial message for a soft drink product is typically acted upon during the next trip to the super market. Similarly, the desire to buy a compact disc triggered by listening to a song on the radio requires not only a trip to the music store, but requires the listener to remember the compact disc or artist information.

    By contrast, Internet audio broadcasting offers listeners the ability to react immediately to an audio advertisement by clicking on the graphics link displayed while the audio advertisement is being played. This link can connect the listener either to additional product information or directly to a purchase option for the product itself. By displaying information about the song and artist that is linked directly to a purchase option, the listener can react immediately to a buying impulse for the actual compact disc.

OUR CHALLENGE

    We believe that there are several challenges to achieving success as an Internet broadcaster and retailer. To be successful, an Internet broadcaster must target an audience, develop compelling content, scale broadcasts from small to large audiences, deploy new transmission and streaming technologies, provide multimedia advertisements and attract and retain listeners. Broadcasters must also serve a large number of simultaneous users around the clock, which requires complex network elements, extensive bandwidth, streaming licenses, equipment and technical expertise. To be successful as a retailer, the Internet broadcaster must integrate and use its content to convert its listeners into revenue-generating opportunities. The online retailer must provide online stores that feature broad selections of products and services, and provide a high degree of customer service at competitive prices to compete with Internet and non-Internet retailers.

OUR SOLUTION

    Our solution is to provide entertaining audio content to attract and retain large numbers of visitors that generate revenue through commerce and advertising. The key elements of our strategy are:

    PROGRAM AND BROADCAST AUDIO CONTENT TO ATTRACT AND RETAIN LISTENERS. An important element of our strategy is to attract and retain listeners by offering a wide variety of entertaining audio content. We have created over 100 distinct musical channels and 22 information channels. Each channel is devoted to a narrow format of music within a broader musical genre, such as jazz or classic rock & roll. Within the jazz genre, for example, we have created 15 music channels, each dedicated to a different type of jazz music. The jazz music channels include Blues, Cafe Jazz, Quiet Storm, Jazz Rock, Smooth Jazz, Classic Crooners, New Blues, Lounge, Horns, Big Band, Acid Jazz, Divas, Swing, Rockin' Blues and Zydeco.

    To program content, we have assembled a team of award-winning radio professionals with considerable experience in radio programming. This team has developed a significant inventory of songs from which they program our audio channels. We believe that our programmed music and rotations: (1) attract and retain a wide audience, (2) lengthen the time listeners spend listening, and (3) increase product sales opportunities.

    BUILD VISITOR TRAFFIC COST-EFFECTIVELY. Another element of our strategy is to build Web site traffic. To do this, we focus on: (1) providing listeners with entertaining and highly targeted audio content which we believe will encourage repeat visits and (2) undertaking low-cost marketing campaigns. Additionally, several of our channels are pre-sets on RealNetwork's audio player, which significantly enhances our presence on the Internet, and increases the traffic to our Web site.

    We also build traffic through our affiliate program. In exchange for a nominal fee, Web site operators contractually agree to display banners on their Web sites that permit a visitor to click through to NetRadio. Since May 1997, over 17,000 Web sites have joined our program.

    CREATE STRONG COMMUNITIES OF SIMILAR INTERESTS TO ESTABLISH BRAND
LOYALTY. A vital component of our strategy is to establish strong brand loyalty by creating listener communities through niche programming. We believe that creating a community enhances a listener's Internet experience and extends the length of time spent on our Web site. Our programming is divided by music genre into 14 communities of similar interests ("COSIs"):

BroadbandPoint                 KidzRadio
Cafe Jazz                      Modern Rock
Christian Hits                 New Age
Classical                      News and Information
Country                        Pop Hits
Dance/Urban                    Vintage Rock
Electronica                    World Music

    Each COSI targets a wide audience with similar musical preferences. Within each COSI we generally have between 7 and 20 music and information channels. For example, the channels in the

Country COSI comprise a community within NetRadio's audience that reflects country music tastes and demographics. Our retail site and promotions are designed to respond to these tastes and are fully integrated into each COSI. We believe that communities play a key role in the development of online commerce by providing advertisers and businesses with a means to identify and target groups of users characterized by similar tastes. As we build communities of listeners through COSIs, we are constantly developing and promoting the NetRadio brand name.

    PROGRAM CONTENT TO GENERATE COMMERCE AND ADVERTISING REVENUES. In addition to broadcasting entertaining music and information, we program content to generate revenues from commerce and advertising. We accomplish this through a marketing strategy we call content enabled commerce or "C-Commerce." This approach uses music and advertising messages to direct and link listeners to our online retail store, CDPoint. C-Commerce encourages impulse purchases by motivating and enabling listeners to simultaneously acquire the music being played or promoted. We apply a similar concept to advertisers by directing and linking listeners to advertisers' Web sites through audio and text messages. These messages permit our listeners to link immediately to the Web site where the product or service being advertised can be purchased.

    Our comprehensive interactive display, NetCompanion, links our content with revenue-generating opportunities. NetCompanion appears on a listener's computer screen and displays song title information, graphic and text-based advertising and includes links to our COSIs and CDPoint. While listening to music through NetCompanion a visitor may:

    - change music channels;

    - purchase the music that NetRadio is playing or promoting, or purchase another title;

    - browse CDPoint for music or information; or

    - read an advertiser's banner and click through to an advertised Web site.

    Another significant aspect of our C-Commerce strategy is to cross-merchandise products, music and artists. For example, while an artist's song is playing, we may advertise books, apparel, videos, or other entertainment-related products connected to that artist or title.

    BUILD STRATEGIC ALLIANCES. We will continue to capitalize on our relationships with record labels, Internet traffic and technology companies and fulfillment partners, including:

    - RECORD LABELS. Record labels partner with us for artist and title promotions. These promotions allow the labels to specifically promote individual artists in a targeted environment.

    - INTERNET TRAFFIC AND TECHNOLOGY COMPANIES. We have an agreement with RealNetworks, who licenses the use of its software to play our audio streams, and whose audio player includes presets to several of our channels. We also have agreements with leading cable ISPs such as @Home and MediaOne, who carry our programing. We also have an agreement with Packard Bell/NEC, whose computers come equipped with a link to our Web site.

    - FULFILLMENT PARTNERS. We have product fulfillment agreements with Navarre and Valley Media, both major distributors of music, software and DVD products.

    We believe that these strategic alliances have helped, and will continue to help, build content and traffic to our Web site, stimulate product and advertising revenues and build brand awareness.

MUSIC AND PROGRAMMING

    By focusing on our breadth of music and information content, we are seeking to capture a wide audience across a variety of musical tastes. Our programming has been developed by a team of experienced, award-winning content and programming professionals. These music programmers bring specific musical expertise and an average of more than 17 years of experience to us. Their awards have included national awards and nominations from Billboard Magazine (Major Market Country

Programmer of the Year--Nominee) and Gavin Magazine (Programmer of the Year--multiple winner and nominee) as well as Minnesota Music awards (Club DJ of the Year--Winner). As a result of our programmers' musical expertise, NetRadio has received the 1998 RealNetwork Streamers Award for "The Best Real Audio Net-Only Radio" Web site.

    Our programming team has experience in traditional radio programming as well as at club and concert venues. Members of our programming team have served as music directors of leading "top 40," classic rock, jazz, country and alternative radio stations in large and small markets throughout the United States. We believe our expertise in music and radio programming distinguishes us from many of our competitors.

    Our music professionals use the same song rotation software used by traditional broadcast radio stations to program songs into light, medium and heavy rotation patterns. This software enables them to include COSI or channel identifiers and artist endorsements within the channel and to easily insert advertising messages into the music programming.

    COSIS AND CHANNELS. The NetRadio Web site resembles a hub and spoke configuration. Our home page acts as the "hub" for each of NetRadio's 14 COSIs. Each COSI, whether music or news, reflects a distinctively branded name, look and identity. Within a COSI, each music or information channel contains content that can be targeted to specific audience segments and linked to potential revenue opportunities. For example, if an artist announces a new world tour, that information can be presented as a news segment in the appropriate COSI and linked to products available in CDPoint.

    The COSI structure provides a format to communicate with a loyal base of listeners through:

    - SPECIALIZED AUDIO CONTENT. Each COSI contains multiple specialized music channels. For example, our Vintage Rock COSI includes Reggae, British Invasion and Guitar Heroes. We believe these narrowly specialized channels will appeal to our listeners' tastes and will encourage return visits and brand loyalty.

    - TEXT-BASED CONTENT. Each COSI contains text-based information through which we communicate with our visitors. We offer articles written by music professionals as well as information on new releases, concert tours, ticket sales and other music-related products.

    - ADVERTISING AND PROMOTIONAL CONTENT. Each COSI displays advertising banners while channels within that COSI broadcast audio promotion messages targeted to the COSI's demographics.

    - MERCHANDISING CONTENT. Each COSI contains a link to CDPoint where products specifically tied to the musical taste of the COSI listeners are available for sale. The assortment of products offered includes compact discs and audio cassettes tailored to the COSI's demographics.

    The number of songs within each channel ranges from 150 to over 1,000. The breadth of our selection is significant compared to traditional broadcast radio station play lists that typically include only 40 to 80 songs. The order and frequency of the music is designed by our programming staff to reflect current trends in the music business and the tastes of our listeners. We update information channels daily.

    Except for the BroadbandPoint Channel COSI, all channels can be heard using a 28.8kbps narrow bandwidth modem through a telephone line. The BroadbandPoint Channel is a special "higher quality" 40kbps stereo audio stream channel featuring music from NetRadio's most popular music channels, and requires a high-speed connection.

    NetRadio's channels as of February 26, 1999, grouped by COSI, are listed below.

BROADBANDPOINT
  Includes selections such
  as Country, Pop Hits,
  Vintage Rock, Modern
  Rock, Maestro, Cafe
  Jazz, Blues and 60's
  Country.
  INFORMATION CHANNELS
    NetRadio Network
    Today
    CDPoint Update

CAFE JAZZ & BLUES
  MUSIC CHANNELS
    Cafe Jazz
    Quiet Storm
    Blues
    New Blues
    Smooth Jazz
    Classic Crooners
    Lounge
    Horns
    Big Band
    Acid Jazz
    Jazz Rock
    Divas
    Swing
    Rockin' Blues
    Zydeco
  INFORMATION CHANNELS
    Jazz Notes
    NetRadio Network Today
    CDPoint Update

CHRISTIAN HITS
  MUSIC CHANNELS
    CN Hits
    Gospel
    Adult Contemporary
    Praise & Worship
    Christian Rock
  INFORMATION CHANNELS
    NetRadio Network Today
    CDPoint Update

CLASSICAL
  MUSIC CHANNELS
    Maestro
    Symphony
    Quiet Classics
    Opera
    Chant
    Baroque & Before
    Chamber Music
    Piano
  INFORMATION CHANNELS
    Classical Notes
    NetRadio Network Today
    CDPoint Update

COUNTRY
  MUSIC CHANNELS
    Route 1 Country
    Bluegrass
    Alt. Country
    60's Country
    Country Divas
  INFORMATION CHANNELS
    Country Music News
    NetRadio Network Today
    CDPoint Update

DANCE/URBAN
  MUSIC CHANNELS
    Acid Jazz
    Ambient
    Bhangra
    Mixed Rhythms
    Disco Dance
    Drum & Bass
    Experimental
    Electronica
    Funk
    Hip Hop
    House
    House Hits
    Industrial
    Latin
    Lounge
    Rap
    Ska
    Techno
    Trip Hop
    Urban
  INFORMATION CHANNELS
    NetRadio Network Today
    CDPoint Update

ELECTRONICA
  MUSIC CHANNELS
    Ambient
    Bhangra
    D J Mix
    Drum & Bass
    Dub Electric
    Electronica
    Electronic World
    Industrial
    Jungle Breaks
    Musical Starstreams
    New Age
    Techno
    Tech House
  INFORMATION CHANNELS
    NetRadio Network Today
    CDPoint Update

KIDZRADIO
  MUSIC CHANNELS
    KidzHits
    KidzNews
  INFORMATION CHANNEL
    NetRadio Network Today
    CDPoint Today

MODERN ROCK
  MUSIC CHANNELS
    The 'X'
    Industrial
    New Wave
    Punk
    Ska
  INFORMATION CHANNELS
    NetRadio Network Today
    CDPoint Update

NEW AGE
  MUSIC CHANNELS
    Acoustic
    Ambient
    Celtic
    Electronic World
    Folk
    Musical Starstreams
    Nature Sounds
    New Age
    Soundtracks
  INFORMATION CHANNELS
    NetRadio Network Today
    CDPoint Update

NEWS & INFORMATION
  NEWS CHANNELS
    National News
    World News
    Infobahn News
    Business News
    NetRadio Network
    KidzNews
    National News
    This Is True...Really
    News
    NetRadio Network Today
    Health File
    World News
    Info Junkie
  MUSIC NEWS CHANNELS
    Classical Notes
    Country News
    Jazz Notes
    Music Industry News
    This Day in Rock History

C-COMMERCE, PRODUCT SALES AND FULFILLMENT

    C-Commerce is our term for describing the link between our audio content and e-commerce, either through our online store or an advertiser's online store. We believe that our C-Commerce strategy is effective because of the nexus between playing a song or viewing or listening to an advertising message, and providing the listener the opportunity to immediately purchase the music, product or service being promoted. Listeners do not need to be visually connected to NetRadio's Web pages in order to receive audio content and promotional messages. Listeners stay connected to audio content for extended periods of time while NetRadio exposes them to commerce, advertising and promotional messages.

    CDPOINT. CDPoint (www.cdpoint.com) is our online music store. CDPoint currently offers over 225,000 stock keeping units, and includes every title that we play on our channels. CDPoint's wide selection complements and reflects the breadth of our channels and the diverse tastes of our audience.

    Our objective is to make CDPoint informative and authoritative, allowing customers to easily learn about, discover and purchase compact discs and other entertainment-related products. CDPoint is designed to be intuitive and easy to use. Our goal is to enable the purchasing process to be completed with minimal customer effort and without interruption of the musical audio stream. We offer a wide selection and competitive prices as well as a high degree of customer service by, among other things, providing our customers with numerous e-mail updates on the status of their orders, and other information about our products and services. Customers can enter CDPoint through the NetRadio Web site, NetRadio affiliates' Web sites, a favorite COSI or through NetCompanion.

    Once in CDPoint, customers can search for music by artist or title, browse categories or featured titles, read reviews, participate in promotions, respond to advertising or check the status of their order. A search engine feature remains visible on the user's screen and is always available to search for artists or titles. To purchase music, a listener simply clicks on an item and a virtual shopping basket displays the desired item and its purchase price. Customers can add and remove products from their basket prior to completing their purchase.

    We accept Visa and MasterCard for payment. For convenience, we will soon permit customers to store credit card information on secure servers to avoid the need to re-input this information when making a repeat purchase. To maintain security, we rely on recent releases of transaction enabling software. We automatically confirm each order by e-mail within 24 hours of the order, and subsequently confirm shipment of each order by e-mail. A customer's credit card is charged when the product is shipped. We rely upon a third party to process credit card billing.

    SHIPPING, DISTRIBUTION AND FULFILLMENT. We maintain no product inventory. Rather, the products we sell are owned and held by outside vendors who ship directly to purchasers. We periodically update CDPoint with inventory information that we receive from our fulfillment partners. When a customer's purchases are completed, the order is electronically communicated to one of our fulfillment partners. Music orders are electronically sent first to Navarre and then, if not completely available in Navarre's inventory, to Valley Media. The fulfillment partner ships products for delivery to the purchaser within 5 to 10 business days. UPS or the United States Postal Service handles delivery.

    DATABASE DEVELOPMENT AND MAINTENANCE. To more efficiently generate commerce opportunities, we are building revenues by developing a database reflecting our customer preferences. We intend to use customer information for internal purposes only, such as targeted marketing campaigns and other advertising programs. We disclose to all visitors and consumers that we are collecting this information. We also disclose our privacy policy.

    Our servers record where visitors to our Web site originate, where they go, what they listen to and what advertising they click upon. From CDPoint, we accumulate product, order size, shipping destination and customer demographic information. We use information about visitors and listeners to enhance our content offerings, advertising strategies, marketing campaigns and our Web site design and navigation elements. Product and demographic information helps us conduct one-to-one marketing campaigns with customers. In addition, we use this information to project purchase patterns and to ensure maximum product availability, selection and shipping efficiencies.

ADVERTISING AND PROMOTION

    We use our content to generate advertising revenues. Our advertising includes banner advertising, audio advertising and promotional advertising. All three formats are incorporated into the COSIs, which allow advertisements to be tailored to particular audiences.

    BANNER ADVERTISING. Visitors to our Web site are exposed to banner advertising messages placed on our Web pages. Banner advertising allows a user to travel immediately to the Web site displayed in the banner. These banners are sold to advertisers primarily by our sales staff and through a third party contractor, 24/7 Media, a nationally recognized advertising placement firm.

    AUDIO ADVERTISING. We incorporate audio advertisements into our programming. We believe that audio advertising is well-suited to advertisers since it reaches listeners who are running multiple applications. Unlike banner advertising, which requires the viewer to be visually connected to the Web site, audio advertising allows the listener to hear streamed audio advertising while he or she is working on other applications. Our innovative advertising format combines audio advertisements with links to our advertisers' Web sites, encouraging an immediate consumer response.

    TARGETED PROMOTIONAL ADVERTISING. We have developed targeted promotions as another means to generate revenues. In a targeted promotion, a record label pays for a certain amount of space and audience exposure within our Web site. For example, NetRadio might prominently feature a compact disc, artist or song on a Web page. We believe that these special promotions are attractive to record labels who are promoting particular artists or compact discs.

    Our wide variety of music programming encourages targeted promotions for niche music. For example, a Celtic record label may have difficulty reaching its targeted audience due to limited exposure of Celtic music in the programming mix of most commercial radio stations. NetRadio can offer a dedicated channel for Celtic music. This has appealed to niche labels who do not want to pay for traditional advertising in record stores, traditional broadcast radio or other media.

NEW BUSINESS OPPORTUNITIES

    We intend to generate additional revenues by selling other entertainment products such as DVDs, videos and software. To capture what we believe will be growing consumer demand for these products, we expect to launch an online retail store called DVDPoint in mid-1999. We also plan to launch an online video store called MoviePoint, and an online software store called SoftwarePoint.

STRATEGIC ALLIANCES

    We have entered into certain strategic alliances in the areas of content and programming, Internet traffic and technology and product fulfillment and distribution.

    CONTENT AND PROGRAMMING ALLIANCES. We have alliances with major record labels and other content providers that help us continue to build and develop our programming. Some of the record labels that have participated in featured promotions include: Windham Hill, Arista, RCA, CDM, CMC, Warner Bros, Nonesuch, Elektra, Atlantic, Rhino, Capitol, Virgin, Blue Note, EMI/Angel, Nettwork, EMD Distribution, Polygram, Motown, Mercury, A&M, Moonshine, Relativity, MED, AWA, MCA, Dreamworks, Decca, Interscope, GRP, RLM, Caroline, Beacon, Brentwood, DA Music, Damian, Durkin Hayes, Forbidden, J Bird, Jellybean, Leviathan, Macola, Mission, Public Music, Solid Disc, Un-D-Nyable, Unison, V-Wax, Van Richter and Vesper Alley.

    For example, we have worked closely with the American Gramaphone record label, which records the artist Mannheim Steamroller, a successful performer of holiday music. We developed custom programming for the Mannheim Steamroller series of album releases, including a custom channel and a dedicated Web page for Mannheim Steamroller products.

    INTERNET ALLIANCES. We have entered into traffic and technology alliances that we expect will continue to attract customers, build brand loyalty, and improve the quality of our broadcasts, such as:

    - RealNetworks. RealNetworks licenses software that allows our listeners to hear our audio streams. In addition to providing technology, we also believe that RealNetworks is an important source of traffic to our Web site. We have several channels as pre-sets on G2, a recent version of RealNetworks' audio player. RealNetworks operates a popular audio Web site called the Daily Briefing. We supply 7 information channels to the Daily Briefing.

    - MediaOne. We have created a co-branded Web site with MediaOne, the broadband services arm of MediaOne Group. MediaOne is a leading provider of cable modem (broadband), telephone and wireless communications services. Some of the MediaOne Web sites contain links to NetRadio that enable MediaOne subscribers to listen to our programming through a higher quality connection than is normally available through a standard telephone line.

    - @Home Network. We offer two 80kbps channels to @Home Network, a division of @Home Corporation. @Home provides high-speed, fully-integrated multimedia Internet and online services using cable television technology. @Home subscribers have the opportunity to listen to our programming through a higher quality connection than is normally available through a standard telephone line.

    - Ark Interface II. Since August 1, 1997, we have had an Electronic Advertising Agreement with Ark Interface II of Seattle, Washington. Ark Interface II operates a Web site called MySpace Online, formerly known as Planet Oasis. A radio tower branded "NetRadio" appears on the home page cityview of MySpace Online. NetRadio also operates a custom, commerce-enabled audio interface that appears on the MySpace Online Daily page which provides access to 39 NetRadio music and information channels.

    - Packard Bell NEC, Inc. Under the Ark Interface II agreement, all Packard Bell and NEC Ready brand multimedia personal computers sold in the United States since July 1998 with Windows 98 operating systems feature an audio player interface called Net Media Player on the desktop. The Net Media Player provides access to 35 NetRadio music and information channels.

    FULFILLMENT ALLIANCES. We have entered into fulfillment alliances to sell products and provide a high level of customer service. By integrating multiple fulfillment sources, we increase product fill rates and enhance customer service.

    - Navarre. In December 1998, we entered into a five year product fulfillment agreement with Navarre, our majority shareholder, for fulfillment of music purchases. We look to Navarre first for order fulfillment and delivery. We currently buy approximately 5-10% of our music products through Navarre. Purchases through Navarre improve our margins because we pay lower shipping and handling fees to Navarre than we pay to other product fulfillment sources. We also pay a lower acquisition cost for purchases of titles available exclusively through Navarre. Finally, through Navarre we gain access to artists and independent and national record labels.

    - Valley Media. In 1998, we entered into a distribution agreement with Valley Media to provide an alternative fulfillment source for products that are not available through Navarre. Valley Media is the leading online fulfillment source for music and other entertainment software products. Valley Media has approximately 250,000 stock keeping units in inventory, and a wide selection of music, videos, DVDs, and music-related merchandise.

TECHNOLOGY AND NETWORK INFRASTRUCTURE

    Audio streaming is the one-way transmission of digitized audio data over the Internet. The audio data begins in digitized form at the source or Internet server. Upon transmission, the audio is divided into groups of data delivery packets that are transmitted over the Internet to the receiving computer of the listener. The receiving computer buffers the initial portion of the transmitted audio data before sending it to the speakers. This buffering compensates for momentary delays in packet delivery. Audio streaming technology permits the simultaneous transmission and playback of continuous streams over the Internet.

    Most transmissions over telephone lines occur at a rate of 28.8kbps. Transmissions also occur at higher speeds using DSL, cable modem and broadband technologies. Audio clarity can vary with speed of transmission. Audio streaming differs from traditional radio broadcasting in its ability to be transmitted to a worldwide audience. Real Networks pioneered the development of audio streaming technology in 1995. This technology has transformed the Internet from a graphic and text-based information platform into a multimedia audio/visual platform.

    Our Web site is maintained on a UNIX operating system platform. Our audio content is programmed and housed in an internal computer network. To provide bandwidth infrastructure, we lease bandwidth from AT&T Corporation. NetRadio's audio stream is encoded to the Real Audio format on Windows NT servers. These servers are connected through a routing system provided by Cisco Systems to multiple 45mbps T3 Internet connections.

    We have developed proprietary software, together with commercially available music scheduling products, to produce a traditional radio-style broadcast with real-time stream information. Our Internet and database servers run industry standard server software and are housed in our Minneapolis, Minnesota facility. All mission critical equipment is supplied with back-up power and monitored for 24 hour operation.

    We anticipate that we will stream all content by the end of the first quarter of 1999 through RealNetwork's recent technology known as G2 (Generation
2). RealNetworks reports that G2 reduces buffering or delays in transmission and offers more pre-set programming choices than its previous technology.

    To listen to NetRadio, a listener must have a computer with a minimum 486-66 processor (Pentium preferred), or 68040 or PowerPC-based Macintosh or Macintosh clone, an operating system of either Windows 95, 98 or NT or 0/S 7.5.3 or better, a modem having 28.8kbps or better connection speed, and a soundcard.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    COPYRIGHTS AND TRADEMARKS. The trademarks N NETRADIO NETWORK and Design and NET.RADIO have been registered with the United States Patent and Trademark Office. We have filed applications for registration of the trademarks CDPOINT and NETCOMPANION. We have also applied for a European Community Trademark registration for N NETRADIO NETWORK and Design. Our success depends in part upon developing, building and protecting our trademarks, trade secrets and similar intellectual property. We rely upon trademark and copyright law, trade secret protection and confidentiality and license agreements with employees, strategic partners and others to protect proprietary rights. Notwithstanding such precautions, there can be no assurance that the steps that we have taken or will take will be adequate to prevent misappropriation, infringement or other violations of our intellectual property. A third party could, without authorization, copy or otherwise use our proprietary intellectual property. There also can be no assurance that the United States intellectual property laws and our agreements with employees, consultants and others who participate in developing our proprietary rights will adequately protect such rights, or that our trade secrets will not otherwise become known or independently developed by competitors. Moreover, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions, and we have not sought protection for our intellectual property in every country where our broadcasts may be heard.

    We have licensed in the past, and expect to license certain proprietary rights, such as trademarks or copyrighted material, to third parties. We expect that the quality of our brand will be maintained and protected by such licensees. There can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation.

    LICENSES TO BROADCAST PRE-RECORDED MUSIC ON THE INTERNET. We believe our broadcasts of pre-recorded music over the Internet are permitted under the copyright laws of the United States as long as we have permission from appropriate authorities and pay appropriate royalties. We have entered into license agreements with the major performing rights organizations, including the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and the Society of European Stage, Authors and Composers, Inc. These agreements license us to broadcast music and other copyrighted materials over the Internet and obligate us to pay royalties in connection with such broadcasts. The amount of royalties that we must pay, or the terms and conditions of the license agreements, may change and such changes may be detrimental to us. In addition, our license agreements with performing rights organizations may not comply with the copyright laws of jurisdictions outside the United States, and our broadcasts may violate the copyright laws of such jurisdictions where such broadcasts may be heard.

    We believe our use of third party material on our Web site is permitted under current provisions of United States copyright law. However, legal rights to certain aspects of Internet content and commerce are not clearly settled and our ability to rely upon one or more exemptions or defenses under copyright law is uncertain. We may be unable to continue to provide rights to information, including downloadable music samples and artist, title and other information.

    The law regarding linking to and framing of third party Web sites without permission is uncertain. NetRadio believes that its linking and limited framing activities are lawful, but there is a possibility that we may be required to pay a license fee or cease linking or framing. If we are required to pay such fees, or cease linking or framing, it could have a material adverse effect on us.

COMPETITION

    The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify and the number of competitors to increase in the future. Barriers to entry on the Internet are minimal, and current and new competitors can launch new Web sites at a relatively low cost. In addition, the broader retail compact disc, software and DVD industries are intensely competitive. NetRadio currently or potentially competes with a variety of other companies. These competitors include: (1) online retail vendors of music, computer software and DVDs, including CDNow, N2K, Amazon.com and Barnes&Noble.com, (2) streaming media sites such as Broadcast.com and Spinner,
(3) other small online vendors, and (4) publishers and traditional retail vendors of music and software, including large specialty music stores such as MusicLand, Tower Records, and Best Buy, that have significant brand awareness, sales volume and customer bases. Many of these traditional retailers also support dedicated Web sites that compete directly with NetRadio.

    We believe that the principal competitive factors in our online market are brand name recognition, product quality, variety of value-added services, ease of use, price, quality of customer service, availability of customer support, reliability, technical expertise, quality of search tools, quality of site content and speed of fulfillment. Many current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Internet sites and systems development than we can.

    In selling music and other consumer entertainment media products, we compete generally with other content providers for the time and attention of users and for advertising revenues. We also compete for advertising with online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. We must license and provide high quality, sufficiently compelling and popular audio content, along with technology and value-added Internet services, to attract users, support advertising intended to reach such users and attract businesses seeking Internet broadcasting and distribution services.

    We believe that the principal competitive factors for attracting advertisers include the number of users accessing our Web site, the demographics of those users, our ability to deliver focused advertising and interactivity through our Web site and the overall cost-effectiveness and value of the advertising offered. There is intense competition for the sale of advertising on high-traffic Web sites. This has resulted in a wide range of rates quoted by different vendors for a variety of advertising services and makes it difficult to project levels of Internet advertising that will be realized generally or by any specific company. Any competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertising placements, could result in significant price competition. We believe that the number of companies selling Internet-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, we may face increased pricing pressure for the sale of advertisements.

    We also compete for traditional media advertising sales with national radio networks, as well as local radio stations. Local radio content providers and national radio networks may have larger and more established sales organizations than we have. These broadcasters may have greater name recognition and more established relationships with advertisers and advertising agencies than we have. They also may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory.

EMPLOYEES

    As of March 1, 1999, we had 34 full-time and 9 part-time employees. We also employed 8 independent contractors and other temporary employees in connection with our content, operations and administrative functions. None of our employees are represented by a labor union and we consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly among software development and other technical staff. We believe that our future success will depend in part upon our continued ability to attract, hire and retain qualified personnel.

FACILITIES

    Our offices are located in one facility in Minneapolis, Minnesota. We lease approximately 7,000 square feet of office space under three separate leases, which includes space for our executive offices, technical center and content and commerce area. Our administrative office lease expires in October 1999, and our technical center lease expires in October 2000. Our content and commerce area lease is month-to-month. If we grow as we expect, we may need to acquire more space. There is no assurance that such space will be available.

LEGAL PROCEEDINGS

    From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of business, including claims for breach of contract and for alleged infringement of third-party copyrights, trademarks and other intellectual property rights. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

    The following table sets forth the name, age as of March 1, 1999 and a brief account of the business experience of our executive officers and directors.

NAME                            AGE                       POSITION
------------------------------  ---   -------------------------------------------------
Edward A. Tomechko............  50    Chief Executive Officer, Chief Financial Officer
                                      (1) and Director

Eric H. Paulson...............  53    Chairman of the Board

Donavan W. Pederson...........  60    Chief Technology Officer, Secretary and Director

Jan K. Andersen...............  45    Senior Vice President for Global Sales and
                                      Marketing

David R. Witzig...............  42    Vice President of Content and Programming

Nancy R. Kielty...............  42    Vice President of Commerce

James Caparro(2)(3)...........  47    Director

Charles E. Cheney(3)..........  55    Director

Marc H. Kalman(2)(3)..........  54    Director

Gene McCaffery(2).............  53    Director

------------------------

(1) Michael P. Wise has agreed to become our Chief Financial Officer effective March 15, 1999.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

    EDWARD A. TOMECHKO. Mr. Tomechko has served as our Chief Executive Officer and a director since January 1999 and our Chief Financial Officer since August 1998. From April 1997 to April 1998, Mr. Tomechko served as Senior Vice President and Chief Financial Officer of David's Bridal, Inc. From January 1996 to April 1997, Mr. Tomechko was Senior Vice President and Chief Financial Officer of County Seat, and from 1990 to 1996, Mr. Tomechko served as Vice President and Treasurer of County Seat. In October 1996, County Seat filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code, in the United States Bankruptcy Court for the District of Delaware. On October 29, 1997, the Plan of Reorganization was consummated.

    ERIC H. PAULSON. Mr. Paulson has served as Chairman of the Board of NetRadio since May 1996. Mr. Paulson also served as Chief Executive Officer of NetRadio from April 1997 to January 1999. Mr. Paulson has served as Chairman of the Board, Chief Executive Officer, and a director of Navarre Corporation since 1983.

    DONAVAN W. PEDERSON. Mr. Pederson has served as Chief Technology Officer, Secretary and a director of NetRadio since September 1997. From April 1994 to April 1997, he was President of ComNet Research Corporation, a marketer and integrator of fiber channel networks. From 1986 to 1994, Mr. Pederson served as President of Donavan International, Inc., an international trade services company.

    JAN K. ANDERSEN. Mr. Andersen has served as Senior Vice President for Global Sales and Marketing since November 1996. From 1992 to 1996 he was President and founder of International Resource Group, an international business consulting and marketing firm.

    DAVID R. WITZIG. Mr. Witzig has served as Vice President of Content and Programming since May 1996. From June 1989 to May 1994, Mr. Witzig was Branch Manager, Chicago, of EMI Music Distribution, the distribution arm of EMI Music, Inc. From May 1994 to May 1996, he served as

Regional Director, Chicago, of EMI Music Distribution. Mr. Witzig has had more than 17 years' experience in promotion, special accounts and sales capacities with major record labels including Regional Director for EMI Music Distribution and National Sales Director of Capitol Records.

    NANCY R. KIELTY. Ms. Kielty has served as our Vice President of Commerce since February 17, 1999. From December 1996 to August 1998, she served as Divisional Merchandise Manager, Airport Store Division, for Wilsons The Leather Experts, a Minneapolis retailer of leather outerwear. From January 1992 to January 1996, Ms. Kielty was a Buyer for Fingerhut Companies, a Minneapolis direct sales catalog retailer.

    JAMES CAPARRO. Mr. Caparro has served as a director of NetRadio since January 1999. He is Chairman and Chief Executive Officer of Island/Mercury/Def Jam Music Group, a division of Universal/PolyGram Music Operations. From 1992 to 1998 he served as President and Chief Executive Officer of PolyGram Group Distribution.

    CHARLES E. CHENEY. Mr. Cheney has has served as a director of NetRadio since May 1996. From March 1997 to September 1998, he also served as NetRadio's Chief Financial Officer. Mr. Cheney has served as a director and Chief Financial Officer of Navarre Corporation since 1985.

    MARC H. KALMAN. Mr. Kalman has served as a director of NetRadio since January 1999. Mr. Kalman is affiliated with Chancellor Media, Inc. and since 1992, he has served as Vice President and General Manager for KDWB-FM, KTCZ-FM and WRQC-FM, three leading FM stations in the Minneapolis/Saint Paul, Minnesota market. Since 1993, Mr. Kalman also has served as an Executive Board Member of the Variety Childrens Association Board of Directors and as a director of the Minnesota Broadcasters Board of Directors.

    GENE MCCAFFERY. Mr. McCaffery has served as a director of NetRadio since November 1998. He is Chief Executive Officer, Chairman of the Board and a director of ValueVision. Prior to joining ValueVision in 1998, Mr. McCaffery served as Chief Executive Officer and Managing Partner of Marketing Advocates, a celebrity-driven product and marketing development company based in Los Angeles. From 1982 to 1996, Mr. McCaffery was employed in several capacities with Montgomery Ward & Co., Inc., serving most recently as Senior Executive Vice President of the Company. From 1994 to 1996, Mr. McCaffery also served as Vice Chairman of The Signature Group, one of the nation's largest direct marketing companies. Montgomery Ward filed for Chapter 11 bankruptcy protection in 1997. Mr. McCaffery also serves as a director of Metal Management, Inc.

BOARD OF DIRECTORS

    Each director serves until the next regular meeting of shareholders after election or appointment and until his or her successor is elected and is qualified to serve.

ARRANGEMENTS FOR NOMINATION AS DIRECTOR

    Under the terms of a March 1997 stock purchase agreement among Navarre, NetRadio and ValueVision, as long as ValueVision holds any shares of our common stock, it has the right to elect that number of directors to our Board equal to the total number of directors of NetRadio multiplied by the percentage of ValueVision's ownership of the issued and outstanding shares of common stock, rounded up to the nearest whole number, and in no event less than one director. Currently, ValueVision has the right to elect one director and Mr. McCaffery serves in that role. Please see "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established an Audit Committee and a Compensation Committee. Both committees are currently composed entirely of directors who are not officers or employees of NetRadio.

    The Audit Committee generally has responsibility for recommending independent auditors to the Board of Directors for selection, reviewing the plan and scope of the annual audit, reviewing our audit and control functions and reporting to the full Board of Directors regarding these matters. The members of the Audit Committee are Messrs. Caparro, Cheney and Kalman.

    The Compensation Committee generally has responsibility for recommending to the Board of Directors guidelines and standards relating to the determination of executive compensation, reviewing executive compensation policies and reporting to the Board of Directors regarding these matters. The Compensation Committee also has responsibility for administering our stock option plan, determining the number of options to be granted to the executive officers and reporting to the Board of Directors on such matters. The members of the Compensation Committee are Messrs. Caparro, Kalman and McCaffery.

COMPENSATION OF DIRECTORS

    Each non-employee director receives $500 and reimbursement of any expenses incurred for each board meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Paulson is Chairman, President and Chief Executive Officer, and Mr. Cheney is Chief Financial Officer of Navarre. Mr. McCaffery, who serves as a member of the Compensation Committee, is also Chief Executive Officer of ValueVision. Prior to this offering, after giving effect to the purchase of 550,000 shares of common stock by ValueVision, Navarre owned approximately 77% of our common stock and ValueVision owned approximately 22% of our common stock.
Following this offering, Navarre will own approximately   % and ValueVision will
own approximately   % of our common stock, assuming the underwriter's
over-allotment option is not exercised.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth certain information concerning the compensation paid during the fiscal year ended December 31, 1998 to Eric H. Paulson, who served as our Chief Executive Officer from April 24, 1997 to January 10, 1999. No other executive officers received salary and bonus in excess of $100,000 during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                                  LONG TERM
                                                                            ANNUAL COMPENSATION                  COMPENSATION
                                                                -------------------------------------------  --------------------
                                                                                                OTHER             SECURITIES
                                                                                               ANNUAL            UNDERLINING
NAME AND PRINCIPAL POSITION                            YEAR       SALARY        BONUS       COMPENSATION           OPTIONS
---------------------------------------------------  ---------  -----------  -----------  -----------------  --------------------
Eric H. Paulson....................................       1998   $       0    $       0       $       0               90,000

OPTION GRANTS IN 1998

    The following table sets forth certain information regarding stock options granted during 1998 to Mr. Paulson.

                                                       INDIVIDUAL GRANTS
                                   ----------------------------------------------------------  POTENTIAL REALIZABLE
                                                   PERCENT OF                                    VALUE AT ASSUMED
                                     NUMBER OF        TOTAL                                    ANNUAL RATES OF STOCK
                                    SECURITIES       OPTIONS                                    PRICE APPRECIATION
                                    UNDERLYING     GRANTED TO      EXERCISE OR                  FOR OPTION TERM(1)
                                      OPTIONS     EMPLOYEES IN   BASE PRICE PER   EXPIRATION   ---------------------
NAME                                  GRANTED      FISCAL YEAR        SHARE          DATE         5%         10%
---------------------------------  -------------  -------------  ---------------  -----------  ---------  ----------
Eric H. Paulson..................       90,000(2)         9.8%      $    1.64        5/31/05   $  60,088  $  140,031

------------------------

(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. Potential realizable value is determined by multiplying the fair market value at the time of grant as determined by our Board of Directors by the stated annual appreciation rate compounded annually for the term of the option, subtracting the exercise price or base price per share from the product, and multiplying the remainder by the number of options granted. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of our common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(2) The stock option is exercisable in annual increments of 18,000 shares beginning in June 1998.

FISCAL YEAR END OPTION VALUES

    The following table sets forth certain information regarding Mr. Paulson's unexercised stock options as of December 31, 1998. Mr. Paulson did not exercise any options in 1998.

                         FISCAL YEAR END OPTION VALUES

                                           NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED  IN-THE-MONEY OPTIONS
                                                 OPTIONS                   AT
                                           AT DECEMBER 31, 1998   DECEMBER 31, 1998(1)
                                          ----------------------  --------------------
NAME                                       VESTED     UNVESTED     VESTED    UNVESTED
----------------------------------------  ---------  -----------  ---------  ---------
Eric H. Paulson.........................     18,000      72,000   $  60,480  $ 241,920

------------------------

(1) Based on the fair market value of our common stock at the end of the fiscal year minus the exercise price, multiplied by the number of securities underlying the option.

    There were no options exercised in the last fiscal year.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL CONSIDERATIONS

    We have entered into employment agreements with Edward A. Tomechko, Donavan
W. Pederson, Jan K. Andersen and David R. Witzig. The term of Mr. Tomechko's agreement commenced on January 11, 1999 and ends on January 10, 2002. The agreements between us and Mr. Pederson, Mr. Andersen and Mr. Witzig commenced on August 1, 1998 and end on July 31, 2000. Mr. Tomechko's annual base salary is $175,000, subject to an immediate increase to $200,000 upon the closing of this offering. Mr. Pederson's annual base salary is $120,000, subject to an immediate increase to $140,000 upon the closing of this offering. Each of Messrs. Andersen's and Witzig's annual base salary is $100,000, subject to an immediate increase to $130,000 upon the closing of this offering. Mr. Tomechko will receive a one-time $20,000 bonus upon the closing of this offering, and Messrs. Pederson, Andersen and Witzig will each receive a one-time $10,000 bonus upon the closing of this offering. The employment agreements further provide that each executive is eligible to receive an annual performance bonus of up to 60% for Mr. Tomechko, and 40% for Messrs. Pederson, Andersen and Witzig, of their respective base salaries, if we achieve certain operating objectives.

    In August 1998, Mr. Tomechko received an option to purchase 75,000 shares of common stock that vests in equal increments over three years beginning in August 1999. In January 1999, Mr. Tomechko received an option to purchase 125,000 shares of common stock that vests in equal increments over three years beginning in January 2000. If Mr. Tomechko is terminated without cause before these options are fully vested, these options will become exercisable in full upon such termination. In June 1998, Mr. Pederson received an option to purchase 100,000 shares of common stock that vests in equal increments over three years beginning in June 1998. In June 1998, Mr. Pederson also received an option to purchase 75,000 shares of common stock that vests if we achieve certain milestones, including the completion of an initial public offering but in any event in 5 years. In June 1998, Mr. Andersen and Mr. Witzig each received an option to purchase 75,000 shares of common stock that vests in equal annual increments over three years beginning in June 1998. In June 1998, Mr. Andersen and Mr. Witzig also each received an option to purchase 75,000 shares of common stock that vests if we achieve certain milestones, including the completion of an initial public offering but in any event in 5 years. If the employment of Messrs. Pederson, Andersen or Witzig is not renewed at the end of the term of his employment agreement, except for cause, the terminated executive's option to purchase 75,000 shares of common stock will be immediately exercisable in full. In February 1999, Ms. Kielty received an option to purchase 50,000 shares of common stock that vests in equal increments over three years beginning in February 2000.

BENEFIT PLANS

    THE NETRADIO CORPORATION 1998 STOCK OPTION AND INCENTIVE PLAN. In June 1998, the Board of Directors adopted, and the shareholders approved, the NetRadio Corporation 1998 Stock Option and Incentive Plan, pursuant to which officers, employees, consultants, independent contractors and non-employee directors are eligible to receive options to purchase shares of our common stock, stock appreciation rights and awards of deferred or restricted stock. A total of 2,000,000 shares of common stock may be issued under our stock option plan. The stock option plan is administered by the Board of Directors, or a committee of at least two directors, and such committee must have at least two members who are "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Board of Directors, or the committee, has the authority to interpret the stock option plan, to determine the eligible recipients, terms and conditions of awards granted, to prescribe, amend and rescind the rules and regulations of the stock option plan, to waive any restriction on any award, and to make all other determinations necessary or advisable for the administration of the stock option plan. If the Board of Directors or committee makes an award to an eligible participant, the recipient must enter into an agreement with NetRadio in such form as the Board of Directors or the committee determines is consistent with the stock option plan.

    Options granted generally must be exercised within three months of the optionholder's termination of employment. All outstanding options become immediately exercisable in full upon certain changes in control of NetRadio. In the event of a change in control, the Board of Directors or the committee may, in its discretion without consent of the recipient, determine to award cash equal to the fair market value of some or all of a recipient's options.

    As of December 31, 1998, there were options to purchase an aggregate of 939,500 shares of common stock outstanding with exercise prices ranging from $1.64 to $5.00 per share of common stock.

    401(K) PLAN. At the present time, Navarre sponsors a savings and investment plan (the "401(k) Plan") for our employees, which is intended to be qualified under Section 401 of the Internal Revenue Code. Participating employees may make pre-tax contributions, subject to certain limitations, of a percentage of their total compensation. Navarre may make discretionary matching contributions on behalf of our employees. We intend to create our own plan that will provide benefits similar to the 401(k) plan currently administered by Navarre.

LIMITATIONS OF DIRECTORS' LIABILITY AND INDEMNIFICATION

    We plan to enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, will indemnify our directors and executive officers for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of NetRadio arising out of such person's services as a director or executive officer of NetRadio, a subsidiary of NetRadio or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements will be necessary to attract and retain qualified persons as directors and executive officers.

    At the present time, there is no pending litigation or proceeding involving directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

    On May 1, 1996, Navarre purchased fifty percent (50%) of the issued and outstanding common stock of Net Radio Nevada, our predecessor, for $1,500,000. In addition, Navarre entered into an option agreement with our then existing shareholders under which Navarre issued 190,000 shares of its common stock to such shareholders in exchange for the right to acquire up to an additional twenty percent (20%) of the outstanding common stock of our predecessor owned by these shareholders, pursuant to a formula based upon our future earnings.

    On March 7, 1997, Navarre and our predecessor entered into an Agreement and Plan of Reorganization under which Navarre agreed to acquire all of our predecessor's remaining issued and outstanding common stock, and our predecessor was merged into a subsidiary of Navarre. In connection with the transaction, Navarre issued 125,000 shares of its common stock to our predecessor's shareholders and certain affiliates, and agreed to issue an additional 2,075,000 shares of its common stock, contingent upon us achieving specified levels of sales and profits in the two years following the merger. We have not achieved the levels of sales or profits targeted in the agreement with Navarre, and no additional shares of Navarre common stock have been issued as of the date of this prospectus. As a result of the two transactions, Navarre acquired ownership of all of our issued and outstanding shares of common stock and currently owns 5,000,000 shares.

    Concurrent with Navarre's March 1997 acquisition of all of our issued and outstanding common stock, ValueVision agreed to invest $3,000,000 in NetRadio, consisting of $1,000,000 in cash, and an agreement to provide $2,000,000 worth of television advertising time, in exchange for 882,500 shares of our common stock. ValueVision is an integrated electronic and print media direct marketing company that operates a television home shopping network. ValueVision has a right of first refusal to distribute any products other than music and software sold by us.

    Under the terms of the stock purchase agreement by and among NetRadio, ValueVision and Navarre, as long as ValueVision holds any shares of our common stock, ValueVision has the right to elect that number of directors to our Board of Directors equal to the total number of directors multiplied by the percentage of ValueVision's ownership of the issued and outstanding shares of our common stock, rounded up to the nearest whole number, and in no event less than one director. At the present time, ValueVision has the right to elect one director.

    ValueVision also has certain preemptive rights which entitle it to purchase additional shares of our securities to maintain its current percentage ownership if we issue additional equity securities. ValueVision has agreed to waive its future preemptive rights, upon the closing of this offering.

    ValueVision also has registration rights with respect to its shares of our common stock, including the right to have 550,000 shares registered for resale one year from the closing of this offering, and the right to have its remaining shares registered two years from the closing of this offering. ValueVision also has the right to have its shares included in other registration statements filed by NetRadio. ValueVision has agreed to waive any registration rights it may have in connection with this offering.

    In addition, under the terms of the March 1997 stock purchase agreement, if NetRadio has revenues other than from product sales of at least $3,000,000 in any rolling consecutive four quarter period, NetRadio has a one-time option for a 12 month period to require ValueVision to purchase 4.95% of the outstanding shares of common stock of NetRadio for $500,000. ValueVision similarly has the right during this period to purchase 4.95% of the outstanding common stock of NetRadio for $500,000. In connection with this offering, NetRadio and ValueVision have agreed to terminate this right in exchange for ValueVision's purchase of 550,000 shares of common stock immediately prior to the closing of this offering for $500,000.

    The following are summaries of agreements that we have entered into with Navarre. These summaries do not describe or contain every provision of such agreements. These agreements are exhibits to the Registration Statement of which this prospectus is a part, and you should review those exhibits if you would like further information with respect to these agreements.

    FULFILLMENT AGREEMENT. In December 1998, we entered into a 5 year fulfillment agreement with Navarre under which we are required to fulfill our customer purchase orders for certain products from Navarre before any other fulfillment source may be utilized. The Fulfillment Agreement governs order procedures, product returns, shipping procedures, payments and price lists. The Fulfillment Agreement may be terminated by either party if, among other things, we discontinue online sales of pre-recorded music or Navarre discontinues fulfilment services to online customers.

    SEPARATION AGREEMENT. In March 1999, NetRadio entered into a Separation Agreement with Navarre to be effective upon the closing of this offering. Under the Separation Agreement, Navarre and NetRadio will separate the accounting, finance, human resources and other administrative functions of NetRadio and Navarre in the 45-day period following the closing of this offering. NetRadio has agreed to pay Navarre $7,500 for services provided during the transition period. In addition, concurrent with the closing of this offering, Navarre will contribute to the capital of NetRadio $5,234,840 of principal indebtedness owed by Net Radio to Navarre. Navarre and NetRadio have also agreed that for a period of 4 years from the date of the closing of this offering, Navarre will not directly or indirectly engage in the Internet broadcasting of music and information or online retail sales of entertainment-related products in substantially the same manner and format as currently conducted by NetRadio. NetRadio has certain indemnification obligations to Navarre and its affiliates under the Separation Agreement, including for statements made in connection with this offering. Except for the contractual obligations set forth in the Separation Agreement or other intercompany agreements, Navarre and NetRadio have agreed to discharge all claims they may have against each other existing before the closing of this offering. In connection with the execution of the Separation Agreement, NetRadio and Navarre are entering into a Multiple Advance Term Note. Under the Note, NetRadio is agreeing to repay to Navarre all amounts advanced to NetRadio beginning January 1, 1999. The Note bears interest at midwest prime plus one half percentage point. The total amount of the Note is due on June 1, 2001.

SALES OF RESTRICTED STOCK TO CERTAIN INSIDERS

    In September 1998, we sold an aggregate of 40,000 shares of common stock at a price of $1.64 per share to Donavan W. Pederson, Jan K. Andersen, David R. Witzig, and Karen W. Paulson, Eric Paulson's spouse.

GRANT OF CERTAIN OPTIONS TO NAVARRE AFFILIATES

    In June 1998, we granted the following options to purchase common stock to certain executives and affiliates of Navarre:

    Eric H. Paulson, Chairman and Chief Executive Officer of Navarre and a director of NetRadio, aggregate options to purchase 90,000 shares of common stock at $1.64 per share, vesting annually in increments of 18,000 shares, commencing June 1, 1998;

    Charles E. Cheney, Chief Financial Officer and a director of Navarre, and a director of NetRadio, aggregate options to purchase 60,000 shares of common stock at $1.64 per share, vesting annually in increments of 12,000 shares, commencing June 1, 1998; and

    James G. Sippl, a director of Navarre and former consultant to NetRadio, aggregate options to purchase 20,000 shares of common stock at $1.64 per share, vesting annually in increments of 4,000 shares, commencing June 1, 1998.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 1, 1999, as adjusted to reflect ValueVision's purchase of 550,000 shares of common stock effective as of the closing of this offering, and as adjusted to reflect the sale of shares of common stock we are offering, for: (1) each person who owns beneficially 5% or more of our common stock (2) each of our directors and (3) all executive officers and directors as a group.

                                                                                                    PERCENTAGE
                                                                                                BENEFICIALLY OWNED
                                                                     NUMBER OF SHARES OF     ------------------------
                                                                  COMMON STOCK BENEFICIALLY    BEFORE        AFTER
NAME                                                                        OWNED             OFFERING    OFFERING(1)
----------------------------------------------------------------  -------------------------  -----------  -----------
Eric H. Paulson (2)(4)..........................................            5,028,000              77.5%
Charles E. Cheney (2)(5)........................................            5,012,000              77.3
Navarre Corporation (2).........................................            5,000,000              77.3
ValueVision International, Inc. (3).............................            1,432,500              22.1
Gene McCaffery (3)(6)...........................................            1,432,500              22.1
Donavan W. Pederson (7).........................................               68,333               1.0
James Caparro...................................................             --                  --           --
Marc H. Kalman..................................................             --                  --           --
Edward A. Tomechko..............................................             --                  --           --
All executive officers and directors as a group (10
  persons)(8)...................................................          6,660,833                 100%
                                                                          -----------             -----   -----------

------------------------

* Denotes beneficial ownership of less than 1% of our outstanding common stock.

(1) Assumes the underwriters' over-allotment option is not exercised.

(2) The address of this shareholder is: Navarre Corporation, 7400 49(th) Avenue North, New Hope, Minnesota 55428.

(3) The address of this shareholder is: ValueVision International, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344.

(4) Includes 5,000,000 shares of common stock held by Navarre. Mr. Paulson is an executive officer, director and a shareholder of Navarre. He disclaims beneficial ownership of the shares held by Navarre except to the extent of his proportionate interest therein. Also includes 10,000 shares of common stock owned by Karen W. Paulson, Mr. Paulson's spouse. Also includes options to purchase 18,000 shares of common stock exercisable within 60 days of March 1, 1999.

(5) Includes 5,000,000 shares of common stock held by Navarre. Mr. Cheney is an executive officer, director and a shareholder of Navarre. He disclaims beneficial ownership of the shares held by Navarre except to the extent of his proportionate interest therein. Also includes options to purchase 12,000 shares of common stock exercisable within 60 days of March 1, 1999.

(6) Includes 1,432,500 shares of common stock held by ValueVision. Mr. McCaffery is an executive officer, director and a securityholder of ValueVision. He disclaims beneficial ownership of the shares held by ValueVision except to the extent of his proportionate interest therein.

(7) Includes options to purchase 58,333 shares of common stock exercisable within 60 days of March 1, 1999.

(8) Includes options to purchase 188,333 shares of common stock exercisable within 60 days of March 1, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    As of March 1, 1999, our authorized capital stock consisted of 50,000,000 shares of common stock, no par value, of which 5,922,500 shares were issued and outstanding and held by six shareholders. In addition, ValueVision has agreed to purchase 550,000 shares of common stock concurrent with the closing of this offering. All share amounts in this prospectus reflect a 500-for-1 stock split effective June 1, 1998. Our authorized capital stock also included 10,000,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of March 1, 1999.

COMMON STOCK

    All holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by shareholders. Cumulative voting in the election of directors is not permitted. Each share of common stock is equal to all other shares of common stock in all respects. All of our issued and outstanding shares of common stock are, and the shares to be sold pursuant to the offering will be when issued, fully paid and nonassessable. The shares of common stock in the offering have no preeemptive or conversion rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. Subject to the rights of holders of any preferred stock that may be outstanding, each share of common stock is entitled to share in any distribution of capital assets remaining after payment of liabilities. Subject to the rights of holders of any preferred stock that may be outstanding, holders of common stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of common stock.

PREFERRED STOCK

    Under our Articles of Incorporation, our Board of Directors may issue up to 10,000,000 shares of preferred stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, under governing Minnesota law, our Articles of Incorporation and without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that may adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, to discourage, delay or prevent an acquisition or change in control. We do not currently intend to issue any shares of preferred stock.

OPTIONS

    As of March 1, 1999, we had granted options to purchase 1,202,250 shares of common stock, at exercise prices that range from $1.64 to $5.00 per share and we have 797,750 shares of common stock reserved for future option grants. Previous grants under our stock option plan have been exempt from registration, and shares issued thereunder are subject to resale restrictions. We intend to file a registration statement on Form S-8 registering shares to be issued in connection with current and future option grants.

REGISTRATION RIGHTS

    Navarre and ValueVision have certain rights with respect to the registration of their common stock. Please see "Certain Transactions."

ANTI-TAKEOVER PROVISIONS OF MINNESOTA BUSINESS CORPORATION ACT

    Section 302A.671 of the Minnesota Business Corporation Act provides that, unless the acquisition of certain new percentages of voting control (in excess of 20%, 33 1/3% or 50%) by an existing shareholder or other person is approved by a majority of our disinterested shareholders, the shares acquired above such new percentage level will have no voting rights. We are required to hold a special shareholders' meeting to vote on any such acquisition within 55 days after the delivery to us by the acquirer of an information statement describing, among other things, the acquirer and any plans of the acquirer to liquidate or dissolve us and copies of definitive financing agreements for any financing of the acquisition not to be provided by funds of the acquirer. If any acquirer does not submit an information statement to us within ten days after acquiring shares representing a new threshold percentage of voting control, or if the disinterested shareholders vote not to approve such an acquisition, we may redeem the shares so acquired by the acquirer at their fair market value. Section 302A.671 generally does not apply to a cash offer to purchase all shares of voting stock of the issuing corporation if such offer has been approved by a majority vote of disinterested board members of the issuing corporation.

    Section 302A.673 of the Minnesota Business Corporation Act restricts certain transactions between us and a shareholder who becomes the beneficial holder of 10% or more of our outstanding voting stock (an "interested shareholder") unless a majority of our disinterested directors have approved, prior to the date on which the interested shareholder acquired a 10% interest, either the business combination transaction suggested by such a shareholder or the acquisition of shares that made such a shareholder a statutory interested shareholder. If such prior approval is not obtained, the statute imposes a four-year prohibition on mergers, sales of substantial assets, loans, substantial issuances of stock and various other transactions involving NetRadio and the interested shareholder or its affiliates.

    These statutory provisions could have the effect in certain circumstances of delaying or preventing a change in control of NetRadio.

TRANSFER AGENT AND REGISTRAR

    Norwest Bank has been appointed as the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our shares of common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, for a period of 180 days after this offering, all shares of common stock other than shares sold in this offering will be subject to certain contractual restrictions regarding resale. Sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering and assuming no exercise of outstanding
options, we will have       shares of common stock outstanding. Of this amount,
the       shares of common stock offered will be freely tradeable in the public market without restriction under the Act unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

    The remaining 6,472,500 shares of common stock held by existing shareholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

    The executive officers, directors and current shareholders, who in the aggregate hold 6,472,500 shares of our common stock, and the holders of all options to purchase shares of common stock under our stock option plan, have entered into agreements ("lock-up agreements") agreeing not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock which may be deemed to be beneficially owned by the shareholder in accordance with the rules and regulations of the SEC, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock regardless of whether any of these transactions will be settled by the delivery of common stock, cash or other securities, without the prior written consent of EVEREN Securities, Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 701, shares subject to lock-up agreements will not be saleable until such agreements expire. However, EVEREN may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Immediately following expiration of the lock-up agreements, and subject to certain limitations on the volume of sales, 5,922,500 shares of common stock will be eligible for immediate sale pursuant to Rules 144 and 701 under the Securities Act. Additionally, following
expiration of the lock-up agreements, up to   of the 1,202,250 shares underlying
options outstanding as of March 1, 1999, will be exercisable and eligible for immediate sale pursuant to Rules 144 and 701, subject to certain limitations on the volume of sales.

    We intend to file a registration statement approximately 180 days after the closing of this offering on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our stock option plan. Such registration statement will automatically become effective upon filing. Accordingly, shares of our common stock registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to our vesting restrictions or the lock-up agreements described above.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are combined under the Rule) who has beneficially owned Restricted Shares under the Rule for at least the holding period of any prior owner (except an affiliate) would be entitled to sell within any 3-month period a number of shares that does not exceed the greater of (1) one percent of the number of
shares of common stock then outstanding (approximately             shares
immediately after this offering) or (2) the average weekly trading volume of the common stock during the 4 calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom EVEREN and are acting as representatives (collectively, the "Representatives"), have severally agreed to purchase from us, and we have agreed to sell to the Underwriters, the respective number of shares of common stock set forth opposite each Underwriter's name below:

                                                                       NUMBER
UNDERWRITERS                                                          OF SHARES
-------------------------------------------------------------------  -----------
EVEREN Securities, Inc.............................................

                                                                     -----------
  Total............................................................
                                                                     -----------
                                                                     -----------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The nature of the Underwriters' obligation is such that they are committed to purchase and pay for all shares of common stock if any are purchased.

    The Underwriters propose to offer our shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the Underwriters)
at such price, less a concession not in excess of $               per share of
common stock. The Underwriters may allow, and such selected dealers may reallow,
a concession not in excess of $               per share of common stock to
certain brokers and dealers. After this offering, the price to the public, concession, allowance and reallowance may be changed by the Representatives. The Representatives have informed us that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    We have granted the Underwriters an option, exercisable during the 30-day
period after the date of this prospectus, to purchase up to       additional
shares of common stock at the initial public offering price solely to cover over-allotments, if any. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares of common stock in approximately the same proportions as set forth in the above table.

    The offering of the common stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject any order for the purchase of common stock.

    We have agreed to issue to EVEREN warrants (the "Warrants") to purchase up
to       shares of common stock, at an exercise price per share equal to 120% of the initial public offering price per share of common stock. We have agreed to grant the Warrants for, among other things, investment banking services rendered to us prior to this offering. The Warrants are exercisable for a period of 4
years, commencing       days from the effective date of the registration
statement of which this prospectus is a part and expire 5 years from the effective date. The Warrants will not be sold, offered for sale, transferred, assigned or hypothecated for a period of one year from the effective date other than to officers, employees or partners of the Underwriters and members of the selling group and their officers and partners. The holders of the Warrants will have no voting, dividend or other shareholders' rights until the Warrants are exercised. We have granted EVEREN certain demand and piggy-back registration rights related to the Warrants, which are applicable during the period that the Warrants are exercisable and expire 5 years from the effective date.

    Subject to certain exceptions, we have agreed not to issue, and all our officers, directors and shareholders have agreed not to offer, sell or otherwise dispose of any shares of our common stock or our other equity securities for a period of 180 days after the date of this prospectus (other than shares sold pursuant to this prospectus) without the prior written consent of EVEREN.

    We have agreed to indemnify the Underwriters against certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price was negotiated between us and the Representatives. Among the factors considered in such negotiations were:

    - prevailing market conditions;

    - an assessment of our management;

    - our results of operations in recent periods;

    - the present stage of our development;

    - the market capitalizations and stages of development of other companies which we and the Representatives believe to be comparable to us; and

    - estimates of our business potential.

    There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price. The initial public offering price should not be considered an indication of the actual value of our common stock. Such price is subject to change as a result of market conditions and other factors. We cannot assure you that our common stock can be resold at or above the initial public offering price.

    In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the Underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than have been sold to them by us. The Underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option. In addition, the Underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market and may also engage in passive market making transactions, including imposing penalty bids, under which selling concessions allowed to syndicate members of other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions.

Such transactions may be effected on the NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of our common stock offered hereby will be passed upon for us by Lindquist & Vennum P.L.L.P. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Katten Muchin & Zavis, Chicago, Illinois.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements as of December 31, 1997 and 1998, and for the year ended December 31, 1996, the periods from January 1, 1997 through March 20, 1997 and March 21, 1997 through December 31, 1997 and the year ended December 31, 1998 as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

    Our fiscal year ends on December 31. We intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC Web site at http://www.sec.gov.

                      NETRADIO CORPORATION AND PREDECESSOR
                              FINANCIAL STATEMENTS

     Year ended December 31, 1996, the Periods from January 1, 1997 through
        March 20, 1997 and March 21, 1997 through December 31, 1997 and the Year ended December 31, 1998

                                            CONTENTS

Report of Independent Auditors........................................................        F-2
Balance Sheets........................................................................        F-3
Statements of Operations..............................................................        F-4
Statement of Shareholders' Equity.....................................................        F-5
Statements of Cash Flows..............................................................        F-6
Notes to Financial Statements.........................................................        F-7

                         REPORT OF INDEPENDENT AUDITORS
                      BOARD OF DIRECTORS AND SHAREHOLDERS
                              NETRADIO CORPORATION

    We have audited the accompanying balance sheets of NetRadio Corporation as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 1998 and for the period from March 21, 1997 through December 31, 1997 and the statements of operations, shareholders' equity (deficit) and cash flows of the Predecessor for the period from January 1, 1997 through March 20, 1997 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetRadio Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1998 and for the period from March 21, 1997 through December 31, 1997 and of the Predecessor for the period from January 1, 1997 through March 20, 1997 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Minneapolis, Minnesota
March 1, 1999

                              NETRADIO CORPORATION
                                 BALANCE SHEETS

                                                                            DECEMBER 31
                                                                     --------------------------
                                                                         1997          1998
                                                                     ------------  ------------      PRO FORMA
                                                                                                   SHAREHOLDERS'
                                                                                                 EQUITY (DEFICIT)
                                                                                                        AT
                                                                                                 DECEMBER 31, 1998
                                                                                                 -----------------
                                                                                                 (NOTES 3 AND 10)
                                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash.............................................................  $      4,253  $     50,756
  Accounts receivable, less allowance for doubtful accounts of
    $5,000 at December 31, 1997 and 1998...........................         9,084        26,213
  Prepaid advertising..............................................        50,000       952,793
                                                                     ------------  ------------
Total current assets...............................................        63,337     1,029,762

Property and equipment, net........................................       395,900       881,478
Prepaid advertising................................................       950,000            --
Note receivable--officer...........................................            --        62,549
Deferred offering costs............................................            --       239,643
Other assets.......................................................        38,902            --
Goodwill, net......................................................       947,250       526,250
                                                                     ------------  ------------
Total assets.......................................................  $  2,395,389  $  2,739,682
                                                                     ------------  ------------
                                                                     ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................................................  $    737,300  $  1,022,639
  Accrued expenses.................................................        60,901        86,649
  Current maturities of capital lease obligations..................       137,550        96,506
  Current maturities of notes payable..............................        57,855            --
                                                                     ------------  ------------
Total current liabilities..........................................       993,606     1,205,794

Advances from Navarre..............................................     1,212,311     5,234,840   $            --
Capital lease obligations, less current portion....................       176,455       128,564           128,564

Commitments and contingencies......................................            --            --

Shareholders' equity (deficit):
  Common Stock, no par value:
    Authorized shares--20,000,000
    Issued and outstanding shares--11,765 and 5,922,500 at December
      31, 1997 and 1998, respectively..............................     2,000,000     2,072,643         7,807,483
                                                                                                 -----------------
  Accumulated deficit..............................................    (1,986,983)   (5,902,159)       (5,902,159)
                                                                     ------------  ------------  -----------------
Total shareholders' equity (deficit)...............................        13,017    (3,829,516)  $     1,905,324
                                                                     ------------  ------------  -----------------
                                                                     ------------  ------------  -----------------
Total liabilities and shareholders' equity (deficit)...............  $  2,395,389  $  2,739,682
                                                                     ------------  ------------
                                                                     ------------  ------------

                            See accompanying notes.

                      NETRADIO CORPORATION AND PREDECESSOR
                            STATEMENTS OF OPERATIONS

                                                                PREDECESSOR                  THE COMPANY
                                                        ---------------------------  ----------------------------
                                                                       PERIOD FROM    PERIOD FROM
                                                                        JANUARY 1,     MARCH 21,
                                                         YEAR ENDED    1997 THROUGH  1997 THROUGH    YEAR ENDED
                                                        DECEMBER 31,    MARCH 20,    DECEMBER 31,   DECEMBER 31,
                                                            1996           1997          1997           1998
                                                        -------------  ------------  -------------  -------------
Net revenues:
  Product sales.......................................  $          --   $       --   $          --  $      49,639
  Internet advertising................................             --           --              --        205,423
  Miscellaneous.......................................        320,661      167,950         162,971             --
                                                        -------------  ------------  -------------  -------------
  Total net revenues..................................        320,661      167,950         162,971        255,062

Cost of revenues......................................             --           --          16,989         64,825
                                                        -------------  ------------  -------------  -------------
Gross profit..........................................        320,661      167,950         145,982        190,237

Operating expenses:
  Operations and and technical support................             --           --         672,061        685,767
  Sales and marketing.................................        426,884       53,036         160,748        670,885
  General and administrative..........................      2,154,455      851,688       1,267,879      2,724,878
                                                        -------------  ------------  -------------  -------------
  Total operating expenses............................      2,581,339      904,724       2,100,688      4,081,530
                                                        -------------  ------------  -------------  -------------
Loss from operations..................................     (2,260,678)    (736,774)     (1,954,706)    (3,891,293)

Other (income) expense:
  Interest............................................         (6,650)      17,694          32,277         23,883
                                                        -------------  ------------  -------------  -------------
Net loss before taxes.................................     (2,254,028)    (754,468)     (1,986,983)    (3,915,176)

Income tax expense....................................             --           --              --             --
                                                        -------------  ------------  -------------  -------------
Net loss..............................................  $  (2,254,028)  $ (754,468)  $  (1,986,983) $  (3,915,176)
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------
Loss per share--basic and diluted.....................                                              $        (.66)
                                                                                                    -------------
                                                                                                    -------------
Weighted average shares outstanding...................                                                  5,899,167
                                                                                                    -------------
                                                                                                    -------------

                            See accompanying notes.

                      NETRADIO CORPORATION AND PREDECESSOR
                       STATEMENT OF SHAREHOLDERS' EQUITY

                                             COMMON STOCK         ADDITIONAL
                                       -------------------------    PAID-IN      RETAINED     SUBSCRIPTION
                                         SHARES        AMOUNT       CAPITAL      EARNINGS      RECEIVABLE       TOTAL
                                       -----------  ------------  -----------  -------------  ------------  -------------
PREDECESSOR
Balance, December 31, 1995...........    1,666,664  $     16,667  $    94,333  $     (73,706)  $       --   $      37,294
  Stock issued.......................      419,151         4,192      196,058             --           --         200,250
  Stock issued (Navarre).............    2,085,815        20,858    1,458,946             --           --       1,479,804
  Stock subscriptions issued.........    1,082,430        10,824      647,941             --     (658,765)             --
  Net loss...........................           --            --           --     (2,254,028)          --      (2,254,028)
                                       -----------  ------------  -----------  -------------  ------------  -------------
Balance, December 31, 1996...........    5,254,060        52,541    2,397,278     (2,327,734)    (658,765)       (536,680)
  Net loss...........................           --            --           --       (754,468)          --        (754,468)
                                       -----------  ------------  -----------  -------------  ------------  -------------
Balance, March 20, 1997..............    5,254,060        52,541    2,397,278     (3,082,202)    (658,765)     (1,291,148)

THE COMPANY
  Record effect of acquisition by
    Navarre..........................   (5,244,060)      (52,541)  (2,397,278)     3,082,202      658,765       1,291,148
                                       -----------  ------------  -----------  -------------  ------------  -------------
Balance, March 21, 1997..............       10,000            --           --             --           --              --
  Stock issued for cash and
    advertising rights...............        1,765     2,000,000           --             --           --       2,000,000
  Net loss...........................           --            --           --     (1,986,983)          --      (1,986,983)
                                       -----------  ------------  -----------  -------------  ------------  -------------
Balance, December 31, 1997...........       11,765     2,000,000           --     (1,986,983)          --          13,017
  Stock split........................    5,870,735            --           --             --           --              --
  Stock issued.......................       40,000        52,143           --             --           --          52,143
  Stock option compensation..........           --        20,500           --             --           --          20,500
  Net loss...........................           --            --           --     (3,915,176)          --      (3,915,176)
                                       -----------  ------------  -----------  -------------  ------------  -------------
Balance, December 31, 1998...........    5,922,500  $  2,072,643  $        --  $  (5,902,159)  $       --   $  (3,829,516)
                                       -----------  ------------  -----------  -------------  ------------  -------------
                                       -----------  ------------  -----------  -------------  ------------  -------------

                            See accompanying notes.

                      NETRADIO CORPORATION AND PREDECESSOR
                            STATEMENTS OF CASH FLOWS

                                                                PREDECESSOR                  THE COMPANY
                                                        ---------------------------  ----------------------------
                                                                       PERIOD FROM    PERIOD FROM
                                                                        JANUARY 1,     MARCH 21,
                                                         YEAR ENDED    1997 THROUGH  1997 THROUGH    YEAR ENDED
                                                        DECEMBER 31,    MARCH 20,     DECEMBER 31   DECEMBER 31,
                                                            1996           1997          1997           1998
                                                        -------------  ------------  -------------  -------------
OPERATING ACTIVITIES
Net loss..............................................  $  (2,254,028)  $ (754,468)  $  (1,986,983) $  (3,915,176)
Adjustments to reconcile net loss to net cash provided
  by (used in) operating activities:
  Depreciation and amortization.......................        239,105       98,474         648,280        843,103
  Stock option compensation...........................             --           --              --         20,500
  Changes in operating assets and liabilities:
    Accounts receivable...............................         (3,500)     (22,480)         16,896        (17,129)
    Prepaid expenses..................................          5,795           --              --         47,207
    Accounts payable..................................        759,338      757,612        (780,100)       285,339
    Accrued expenses..................................        153,429      (97,864)         (5,243)        25,748
    Other assets......................................       (189,491)          --              --             --
                                                        -------------  ------------  -------------  -------------
Net cash used in operating activities.................     (1,289,352)     (18,726)     (2,107,150)    (2,710,408)

INVESTING ACTIVITIES
Notes receivable--officer.............................             --           --              --        (62,549)
Purchases of property and equipment...................       (329,831)       1,300         (12,703)      (843,700)
                                                        -------------  ------------  -------------  -------------
Net cash provided by (used in) investing activities...       (329,831)       1,300         (12,703)      (906,249)

FINANCING ACTIVITIES
Proceeds from notes payable...........................             --       36,879              --             --
Payments on notes payable.............................        (15,702)          --         (68,994)        (9,836)
Payments on capital lease obligations.................        (19,723)     (42,848)        (41,977)      (162,033)
Deferred offering costs...............................             --           --              --       (239,643)
Proceeds from stock issuances.........................      1,680,054           --       1,000,000         52,143
Mandatory convertible equity..........................             --      (45,755)             --             --
Advances from Navarre.................................             --           --       1,212,311      4,022,529
                                                        -------------  ------------  -------------  -------------
Net cash provided by (used in) financing activities...      1,644,629      (51,724)      2,101,340      3,663,160
                                                        -------------  ------------  -------------  -------------
Net increase (decrease) in cash and cash
  equivalents.........................................         25,446      (69,150)        (18,513)        46,503
Cash and cash equivalents at beginning of period......         66,470       91,916          22,766          4,253
                                                        -------------  ------------  -------------  -------------
Cash and cash equivalents at end of period............  $      91,916   $   22,766   $       4,253  $      50,756
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------
Supplemental cash flow information
Significant noncash investing and financing activity:
    Stock issued for advertising rights...............  $          --   $       --   $   1,000,000  $          --
    Fixed assets acquired under capital lease.........        405,766           --              --         25,078

                            See accompanying notes.

                      NETRADIO CORPORATION AND PREDECESSOR

                         NOTES TO FINANCIAL STATEMENTS

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
                        THE YEAR ENDED DECEMBER 31, 1998

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    NetRadio conducts commerce on the Internet by providing a wide range of music and information to attract visitors to its Web site. After attracting traffic through its entertaining audio content, the Company leverages that traffic into revenue from the sale of audio merchandise through its online store, CDPoint, and Internet advertisements.

    The Company's business is characterized by rapid technology change, new product development and evolving industry standards. Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communication medium, prospective product development efforts and the acceptance of the Company's solutions by the marketplace.

BASIS OF PRESENTATION

    NetRadio Corporation, Minnesota ("NetRadio Corporation" or "NetRadio") is a subsidiary of Navarre Corporation ("Navarre"). NetRadio Corporation, Minnesota commenced operations on March 21, 1997 upon acquiring the former Net Radio Corporation, Nevada ("Predecessor"). NetRadio Corporation, Minnesota individually or collectively with the Predecessor is hereafter referred to as the "Company."

    On March 21, 1997, Navarre, which already held a 50% interest of the Predecessor, acquired the remaining outstanding shares of the Predecessor by merging it into NetRadio. In connection with the merger, all outstanding common stock of the Predecessor was cancelled, leaving Navarre as the owner of all of the 10,000 outstanding shares of NetRadio. In connection with the acquisition, Navarre issued 125,000 shares of its common stock to shareholders and affiliates of the Predecessor and agreed to issue an additional 2,075,000 shares contingent upon NetRadio achieving specified levels of sales and profits in the two years following the transaction. NetRadio has not achieved the levels of sales or profits targeted in the agreement with Navarre and no additional shares have been issued. The acquisition was accounted for as a purchase. Goodwill of $1,263,000 recognized at the time of the acquisition by Navarre has been "pushed down" to NetRadio for financial reporting purposes.

    Financial information for the Predecessor at dates and for periods prior to March 21, 1997 is included at the Predecessor's historical cost basis. Accordingly, the period from January 1, 1997 to March 20, 1997 and for the year ended December 31, 1996 are not comparable to the periods after March 20, 1997.

CASH AND CASH EQUIVALENTS

    The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
                        THE YEAR ENDED DECEMBER 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Equipment under capital leases is stated at the present value of minimum lease payments and is amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

INCOME TAXES

    The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

    Net Radio Corporation, Nevada, was an electing S corporation through May 1, 1996. As such, the taxable income or loss of the Company was includable in the individual returns of its shareholders.

    During the period March 21, 1997 through March 31, 1998, NetRadio Corporation, Minnesota was included in the consolidated federal and state income tax returns of its parent company, Navarre. The tax benefit of net operating losses of NetRadio Corporation, Minnesota during that period have been retained by Navarre and no benefit has been shown on NetRadio since it would not have been able to recognize any benefit on a stand alone basis.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
                        THE YEAR ENDED DECEMBER 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) REVENUE RECOGNITION

    The Company's revenues are derived from the sale of audio merchandise at its online store and Web site banner and audio advertisements. Product sales, including shipping and handling, are recognized in the period that the merchandise is shipped to the customer. Advertising revenues are recognized in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include the guarantee of a minimum number of "impressions" or times that an advertisement appears in pages viewed by the users of the Company's online properties.

SOFTWARE DEVELOPMENT COSTS

    Software development costs incurred through outside contractors consisting of costs to develop, test and upgrade the Company's Web site and systems are capitalized and amortized over the estimated useful life of the software, typically three years.

ADVERTISING EXPENSES

    Advertising expenses are capitalized during the production phase of specific commercials or campaigns and charged to operations at the time the campaign is initially presented to the audience. Advertising expenses, including the amortization of prepaid advertising charges, were $104,943, $10,966, $90,785 and $262,820 in the year ended December 31, 1996, in the period January 1, 1997 through March 20, 1997, in the period March 21, 1997 through December 31, 1997 and in the year ended December 31, 1998, respectively, and are included in sales and marketing costs in the accompanying statements of operations.

GOODWILL

    Goodwill is being amortized on the straight-line method over the estimated useful life of three years. Accumulated amortization at December 31, 1998 and 1997 was $737,000 and $316,000, respectively. The Company periodically reviews goodwill for impairment in value.

NET LOSS PER COMMON SHARE

    Basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities, while diluted earnings per share gives effect to dilutive potential common shares. Net loss per share for fiscal 1998 has been presented on the face of the statements of operations. Prior year amounts have not been presented on the statement of operations due to the recapitalization of the Company in 1997. All earnings per share amounts for all periods have been presented in this footnote to conform to the Statement No. 128 requirements.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
                        THE YEAR ENDED DECEMBER 31, 1998

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table sets forth the computation of basic and diluted earnings per share (in thousands, except for per share data):

    In June 1998, the Board of Directors declared a five hundred-for-one stock split. All per share, weighted average share, and stock option information has been adjusted to reflect the five hundred-for-one stock split.

                                                                PREDECESSOR                  THE COMPANY
                                                        ---------------------------  ----------------------------
                                                                       PERIOD FROM    PERIOD FROM
                                                                        JANUARY 1,     MARCH 21,
                                                         YEAR ENDED    1997 THROUGH  1997 THROUGH    YEAR ENDED
                                                        DECEMBER 31,    MARCH 20,    DECEMBER 31,   DECEMBER 31,
                                                            1996           1997          1997           1998
                                                        -------------  ------------  -------------  -------------
Numerator:
  Net loss............................................  $  (2,254,028)  $ (754,468)  $  (1,986,983) $  (3,915,176)

Denominator:
  Denominator for basic loss per share
    weighted-average shares...........................      3,304,254    5,254,060       5,882,500      5,899,167
  Dilutive securities:
    Employee stock options............................             --           --              --             --
                                                        -------------  ------------  -------------  -------------
  Denominator for diluted loss per share adjusted
    weighted-average shares...........................      3,304,254    5,254,060       5,882,500      5,899,167
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------
Basic loss per share..................................  $        (.68)  $     (.14)  $        (.34) $        (.66)
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------
Diluted loss per share................................  $        (.68)  $     (.14)  $        (.34) $        (.66)
                                                        -------------  ------------  -------------  -------------
                                                        -------------  ------------  -------------  -------------

2.  FINANCIAL CONDITION

    Since March 1997, Navarre has provided advances to the Company for working capital and fixed asset purchases. The Company is currently not generating operating income or positive cash flows and remains dependent on the continuing financial support of Navarre. It is Navarre's intention to continue to fund these cash needs and will not require repayment of the advances in the foreseeable future until the Company is self-sufficient from funds raised from an anticipated initial public offering of common stock.

3.  RELATED PARTY TRANSACTIONS

ADVERTISING SERVICES

    The Company provided advertising services to Navarre. Total services provided were $312,499, $51,188, $0 and $0, in the year ended December 31, 1996, in the period January 1, 1997 through March 20, 1997, in the period March 21, 1997 through December 31, 1997, and in the year ended December 31, 1998 respectively.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
                        THE YEAR ENDED DECEMBER 31, 1998

3.  RELATED PARTY TRANSACTIONS (CONTINUED)
FULFILLMENT AGREEMENT

    Navarre and NetRadio have entered into a five year fulfillment agreement (the "Fulfillment Agreement") under which NetRadio will seek to fulfill its customer purchase orders for certain products from Navarre before any other fulfillment source. The Fulfillment Agreement governs and describes order procedures, product returns, shipping procedures, payments and price lists. The Fulfillment Agreement may be terminated by either party if, among other things, NetRadio discontinues online sales of pre-recorded music or Navarre discontinues fulfillment services to online customers.

ADMINISTRATIVE SERVICES

    Since March 1997, Navarre has supplied NetRadio with executive services, certain administrative services such as human resources, marketing accounting, payroll, legal, and employee benefits for a fee of $5,000 a month. The Company believes amounts charged are representative of the level of expense that would have been incurred on a stand alone basis.

MULTIPLE ADVANCE TERM NOTE

    In February 1999, the Company executed a Multiple Advance Term Note ("Note") pursuant to which NetRadio will repay Navarre all advances that Navarre has provided to NetRadio to meet NetRadio's working capital needs and for NetRadio's other general corporate purposes. The Note is due and payable June 1, 2001 and bears interest at the prime rate plus one-half percent.

    Upon the closing of an anticipated initial public offering of common stock, Navarre, as part of its Separation Agreement with the Company, will convert $5,234,840 of the Note to equity of NetRadio. No additional shares of NetRadio common stock will be issued.

4.  NOTE RECEIVABLE--OFFICER

    The note receivable consists of an advance to an officer which is payable on demand. The note bears interest at 7.75% per annum beginning December 1999. Interest will accrue through December 2001, the duration of the note.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
                        THE YEAR ENDED DECEMBER 31, 1998

5.  PROPERTY AND EQUIPMENT

                                                                      YEAR ENDED DECEMBER 31
                                                                     -------------------------
                                                                        1997          1998
                                                                     -----------  ------------
Furniture and fixtures.............................................  $   129,534  $    129,534
Computer equipment and software....................................      699,432     1,541,700
Office equipment...................................................       11,503        11,503
                                                                     -----------  ------------
                                                                         840,469     1,682,737
Accumulated depreciation...........................................     (444,569)     (801,259)
                                                                     -----------  ------------
                                                                     $   395,900  $    881,478
                                                                     -----------  ------------
                                                                     -----------  ------------

6.  NOTES PAYABLE

    The notes payable consist of advances from former shareholders repayable at $4,561 per month. The notes bear interest at 10% and were due in 1998. The remaining balance due of $48,050 was forgiven by the shareholders in 1998.

    Interest paid was $3,563, $9,875, $29,627 and $23,442 for the year ended December 31, 1996, for the period January 1, 1997 through March 20, 1997, for the period March 21, 1997 through December 31, 1997 and for the year ended December 31, 1998.

7.  INCOME TAXES

    At December 31, 1998, the Company had net operating loss carryforwards of approximately $5,000,000. These carryforwards are available to offset future taxable income, expire beginning 2011, and are subject to the limitations of Internal Revenue Code Section 382 resulting from changes in ownership.

    Components of deferred income taxes are as follows:

                                                                           DECEMBER 31
                                                                    --------------------------
                                                                        1998          1997
                                                                    -------------  -----------
Gross deferred tax assets:
  Net operating loss carryforwards................................  $   1,400,000  $   500,000
                                                                    -------------  -----------
  Valuation allowance.............................................     (1,400,000)    (500,000)
                                                                    -------------  -----------
                                                                    $          --  $        --
                                                                    -------------  -----------
                                                                    -------------  -----------

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
                        THE YEAR ENDED DECEMBER 31, 1998

8.  CAPITAL STOCK

THE COMPANY

    The Company is authorized by its Articles of Incorporation to issue 20 million shares of common stock, no par value, of which 5,922,500 shares were outstanding and held of record by six shareholders on December 31, 1998.

    Concurrent with Navarre's March 1997 acquisition of NetRadio, ValueVision International, Inc. ("ValueVision") agreed to an investment in NetRadio, consisting of $1 million in cash and an agreement to provide $2 million worth of advertising time on television in exchange for 882,500 shares of NetRadio common stock. ValueVision is an integrated electronic and print media direct marketing company and operates a television home shopping network. For financial reporting purposes, the advertising time was valued at $1 million at the time of the transaction. Before NetRadio can offer merchandise not distributed by Navarre or NetRadio prior to March 1997 (music and software), ValueVision has the right to distribute such merchandise provided that ValueVision offers NetRadio similar terms as those of another vendor.

    ValueVision also had certain preemptive rights which entitled it to purchase additional shares of NetRadio securities. If NetRadio achieves net revenues (excluding revenues from product sales) equal to $3 million in any 12 month period, NetRadio has the right to require ValueVision to purchase for $500,000, additional shares of common stock equal to 4.95% of NetRadio's outstanding common stock and ValueVision has a similar right to purchase 4.95% percent of the outstanding common stock for $500,000. NetRadio and ValueVision have agreed to cancel these rights in connection with the issuance of 550,000 shares of NetRadio for $500,000 concurrent with the closing of an initial public offering by NetRadio.

PREDECESSOR

    In May 1996, Net Radio Corporation, Nevada issued 2,085,815 shares of common stock to Navarre in exchange for $1,000,000 and a $500,000 note receivable valued at $479,804.

9.  STOCK OPTIONS AND GRANTS

    All stock option plans prior to the 1998 plan were terminated at the time of the acquisition by Navarre Corporation in March 1997. No options were granted during fiscal 1997.

    Pursuant to the 1996 and 1997 exercise of warrants and stock options, the Company issued 1,082,430 shares of common stock to former shareholders under non-recourse notes. The notes bore interest at 6% and extended for a term of 27 months upon execution of the note agreement. A subscription receivable of $659,000 related to these shares was recorded at the time the notes were executed in 1996. The note agreements were amended at the time of Navarre Corporation's acquisition of the remaining 50% of the Company in March 1997, whereby a certain pool of Navarre shares will be distributed upon payment of the notes.

    In June 1998, the Board of Directors adopted, and the shareholders approved the NetRadio Corporation 1998 Stock Option and Incentive Plan (the "1998 Stock Option Plan") pursuant to which

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
                        THE YEAR ENDED DECEMBER 31, 1998

9.  STOCK OPTIONS AND GRANTS (CONTINUED)
officers, employees, consultants, independent contractors and non-employee directors are eligible to receive options to purchase shares of NetRadio common stock, stock appreciation rights and awards of deferred or restricted stock. A total of 1,475,000 shares of common stock may be issued under the 1998 Stock Option Plan.

    Option activity for 1998 is summarized as follows:

                                                    PLAN OPTIONS                   WEIGHTED
                                                     AVAILABLE    PLAN OPTIONS      AVERAGE
                                                     FOR GRANT    OUTSTANDING   EXERCISE PRICE
                                                    ------------  ------------  ---------------
Balance on December 31, 1997......................           --            --             --
  Shares reserved.................................    1,475,000            --             --
  Granted.........................................     (939,500)      939,500      $    2.27
                                                    ------------  ------------
Balance on December 31, 1998......................      535,500       939,500      $    2.27
                                                    ------------  ------------
                                                    ------------  ------------

    The weighted average fair value of options granted in 1998 was $1.37. The exercise price of options outstanding at December 31, 1998 ranged from $1.64 to $5.00 per share. The number of options exercisable at December 31, 1998 was 117,333 with a weighted average remaining contractual life of 6.5 years.

    Pro forma information regarding net income (loss) and earnings (loss) per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1998, risk-free interest rate of 4.7%, volatility factor of the expected market price of the Company's Common Stock of .70 and a weighted average expected life of the option of five years. The volatility used in the model was based upon the volatility of other publicly traded companies in similar industries.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value statement, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
                        THE YEAR ENDED DECEMBER 31, 1998

9.  STOCK OPTIONS AND GRANTS (CONTINUED)
    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                                 DECEMBER 31,
                                                                                     1998
                                                                                 -------------
Pro forma net loss.............................................................  $  (4,062,330)
Pro forma basic and diluted loss per share.....................................  $        (.69)

    The Company has granted 20,000 options to a non-employee. The fair value on the date of grant of the option was treated as expense and was $20,500 in 1998.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with four executives. The term of three of the agreements commenced on August 1, 1998 and ends on July 31, 2000. The term of the fourth agreement commenced on August 31, 1998 and ends on August 30, 2001. One executive will receive a one-time $20,000 bonus upon completion of an initial public offering, and three executives will receive a one-time $10,000 bonus upon completion of an initial public offering. The employment agreements further provide that each executive is eligible to receive an annual performance bonus of up to 40 percent of his base salary if the Company achieves certain operating objectives.

10.  COMMITMENTS

    The Company is obligated under operating and capital leases for office space and office equipment. Future annual minimum lease payments under leases in effect at December 31, 1998 are as follows:

                                                                         OPERATING    CAPITAL
                                                                        -----------  ----------
1999..................................................................   $  16,275   $  120,084
2000..................................................................          --       84,673
2001..................................................................          --       58,107
2002..................................................................          --           --
                                                                        -----------  ----------
Total minimum lease payments..........................................   $  16,275      262,864
                                                                        -----------
                                                                        -----------
Less amount representing interest.....................................                  (37,794)
                                                                                     ----------
Present value of minimum capitalized lease payments...................               $  225,070
                                                                                     ----------
                                                                                     ----------

    Rent expense under the operating leases was $54,717, $32,605, $79,852 and $134,491 in the year ended December 31, 1996, in the period January 1, 1997 through March 20, 1997, in the period March 21, 1997 through December 31, 1997 and in the year ended December 31, 1998, respectively.

[INSIDE BACK COVER]

[Right Page]

[A picture of a radio tower will appear in the background with the lightning bolt from the logo connecting to a picture of our Web site.]

C-COMMERCE
Content-enabled commerce (C-Commerce) is our online commerce strategy that encourages impulse purchases by allowing NetRadio listeners to easily and instantly "listen, click and buy" the music being played or promoted on the audio channel they are listening to.


[BACK COVER]:

Whatever type of music you enjoy - from classical to country - you'll find it in one of NetRadio's Communities of Similar Interest (COSIs).

                                   www.netradio.com

                                        [Logo]
               [A list of our channels will appear in the background]

                              NETRADIO CORPORATION

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                                     AMOUNT TO
                                                                                      BE PAID
                                                                                    -----------
SEC registration fee..............................................................   $  10,391
NASD filing fee...................................................................   $   4,238
Nasdaq National Market listing fee................................................   $  66,875
Printing and engraving expenses...................................................       *
Legal fees and expenses...........................................................       *
Accounting fees and expenses......................................................       *
Blue Sky fees and expenses........................................................       *
Transfer agent and registrar fees.................................................       *
Directors and officers insurance..................................................       *
Miscellaneous expenses............................................................       *
                                                                                    -----------
    Total.........................................................................   $   *
                                                                                    -----------
                                                                                    -----------

------------------------

*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 302A.521 of the Minnesota Business Corporation Act ("MBCA") provides that, unless prohibited or limited by a corporation's articles of incorporation or bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against reasonable expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees or agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

    Article VI of our Bylaws provides that we may indemnify each person who is or was a director or officer to the full extent permitted by the MBCA. Article VI also provides that we may, but we are not required to, indemnify employees and agents (other than directors and officers) to the full extent and in the manner permitted by the MBCA.

    The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of us, our directors and executive officers and other persons for certain liabilities, including liabilities arising under the Securities Act.

    We plan to enter into indemnification agreements with our directors and officers to indemnify such persons against certain liabilities, including liabilities under the securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1996, we have sold the following unregistered securities:

    In 1996, our predecessor, Net Radio Corporation, a Nevada corporation, sold a total of 419,151 shares of common stock to 6 individuals or entities and received proceeds of $200,250. In 1996 and 1997, NetRadio Nevada also issued 1,082,430 shares of common stock to approximately 34 individuals under non-recourse promissory notes.

    In May 1996, our predecessor, Net Radio Corporation, a Nevada corporation, sold 2,085,815 shares of common stock to Navarre in exchange for $1,500,000.

    In March 1997, (pursuant to the terms of a merger and plan of reorganization,) we entered into an Agreement and Plan of Reorganization with Navarre, under which we became a wholly-owned subsidiary of Navarre. In connection with the merger, we issued 10,000 shares of common stock to Navarre, and Navarre issued 125,000 shares of its common stock to our former securityholders.

    In March 1997, we sold 1,765 shares of common stock to ValueVision, International, in exchange for ValueVision's agreement to provide NetRadio with total consideration of $3,000,000 million, of which $1,000,000 million was paid in cash, and $2,000,000 million was paid in television adverstising.

    In June 1998, we adopted a plan of recapitalization, such that for every share of common stock outstanding, each shareholder received 500 shares of common stock. As a result, after June 1, 1998 Navarre held 5,000,000 shares of common stock, and ValueVision held 882,500 shares of common stock.

    In September 1998, we sold an aggregate of 40,000 shares of common stock for consideration of $65,600 to three of our officers and the spouse of our chairman.

    Since June 1998, we have granted stock options to 35 employees, consultants and directors under our stock option plan covering an aggregate of 1,202,250 shares of our common stock at exercise prices ranging from $1.64 to $5.00 per share.

    Each of these sales were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, Regulation D,
Section 3(a)(9) or Rule 701 of the Securities Act, as transactions by an issuer not involving a public offering, transactions involving an exchange of securities by the issuer with its security holders where no commission or remuneration is paid or given directly or indirectly for soliciting such exchange, or transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  1.1*     Underwriting Agreement
  3.1      Articles of Incorporation of NetRadio, as amended
  3.2      Bylaws of NetRadio, as amended
  3.3*     Amended and Restated Bylaws of NetRadio, to become effective upon the effective date of this Offering
  4.1*     Form of Common Stock Certificate

  5.1*     Opinion of Lindquist & Vennum P.L.L.P.
 10.1      Employment Agreement dated as of the 11th day of January 1999 between NetRadio and
             Edward A. Tomechko
 10.2      Employment Agreement dated as of the 1st day of August 1998 between NetRadio and
             Donavan W. Pederson
 10.3      Employment Agreement dated as of the 1st day of August 1998 between NetRadio and
             Jan K. Andersen
 10.4      Employment Agreement dated as of the 1st day of August 1998 between NetRadio and
             David R. Witzig
 10.5      Termination Agreement dated February 25, 1999 between NetRadio and Nancy R. Kielty
 10.6      Agreement and Plan of Reorganization dated March 7, 1997, by and among Net Radio
             Nevada, Navarre and NetRadio (incorporated by reference to Exhibit 10.14 to the
             Form 10-K of Navarre for the fiscal year ended March 31, 1997, as filed with the
             Commission on June 30, 1997 (the "Navarre 1997 Form 10- K"))
 10.7      Stock Purchase Agreement dated as of March 7, 1997, by and among ValueVision,
             NetRadio, Navarre and Net Radio Nevada (incorporated by reference to Exhibit
             10.18 to the Navarre 1997 Form 10-K)
 10.8      Conversion Agreement dated March 20, 1997, between ValueVision and Navarre
             (incorporated by reference to Exhibit 10.19 to the Navarre 1997 Form 10-K)
 10.9*     Waiver of Certain Provisions of the Stock Purchase Agreement dated as of March 7,
             1997, dated as of February 26, 1999 by and among ValueVision, Navarre and
             NetRadio
10.10*,**  Fulfillment Agreement entered into the first day of December 1998 by and between
             Navarre and NetRadio
 10.11**   License Agreement dated September 3, 1998 between NetRadio and Real Networks, Inc.
 10.12.1   Office Lease Agreement made the 31st day of May 1996 between Riverplace, Inc. and
             NetRadio
 10.12.2   Storage Lease Agreement made the 5th day of April 1996 between Riverplace, Inc. and
             NetRadio
 10.13*    Multiple Advance Term Note dated March 1, 1999 of NetRadio to Navarre
 10.14     NetRadio Corporation 1998 Stock Option and Incentive Plan
 10.15     Form of NetRadio Stock Option Agreement under the 1998 Stock Option and Incentive
             Plan
 10.16*    Separation Agreement dated as of March 2, 1999 by and between Navarre and NetRadio
 10.17*    Order Fulfillment Agreement dated as of March 2, 1999 by and between Valley Media and NetRadio.
 23.1      Consent of Ernst & Young, LLP
 23.2      Consent of Lindquist & Vennum, P.L.L.P. (contained in Exhibit 5.1)
 24.1      Power of Attorney (see Page II-4 of the Registration Statement)
 27.1      Financial Data Schedule

------------------------

*   To be supplied by amendment.

** Information contained in such agreement has been omitted subject to confidential treatment request, marked with brackets and the statement "Confidential Treatment Requested" and filed separately with the Commission.

ITEM 17.  UNDERTAKINGS

(a) We hereby undertake:

(1) To provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) For purposes of determining any liability under Securities Act, (1) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized in the City of Minneapolis, State of Minnesota, on this 2nd day of March, 1999.

                                NETRADIO CORPORATION

                                By:            /s/ EDWARD A. TOMECHKO
                                     -----------------------------------------
                                                 Edward A. Tomechko
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                                       CHIEF
                                      FINANCIAL OFFICER (PRINCIPAL ACCOUNTING
                                                      OFFICER)

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward A. Tomechko and Donovan W. Pederson and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and amendments pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendment to said Registration Statement.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on March 2, 1999:

             NAME                           TITLE
------------------------------    --------------------------

     /s/ ERIC H. PAULSON
------------------------------    Chairman
       Eric H. Paulson

    /s/ CHARLES E. CHENEY
------------------------------    Director
      Charles E. Cheney

      /s/ GENE MCCAFFERY
------------------------------    Director
        Gene McCaffery

      /s/ JAMES CAPARRO
------------------------------    Director
        James Caparro

      /s/ MARC H. KALMAN
------------------------------    Director
        Marc H. Kalman

                                  Director, President, Chief
    /s/ EDWARD A. TOMECHKO          Executive Officer and
------------------------------      Chief Financial Officer
      Edward A. Tomechko            (Principal Executive and
                                    Accounting Officer)

   /s/ DONAVAN W. PEDERSON
------------------------------    Director and Chief
     Donavan W. Pederson            Technical Officer

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER    EXHIBIT TITLE
----------  --------------------------------------------------------------------------------
 1.1*       Underwriting Agreement
 3.1        Articles of Incorporation of NetRadio, as amended
 3.2        Bylaws of NetRadio, as amended
 3.3*       Amended and Restated Bylaws of NetRadio, to become effective upon the effective date of this Offering
 4.1*       Form of Common Stock Certificate
 5.1*       Opinion of Lindquist & Vennum P.L.L.P.
10.1        Employment Agreement dated as of the 11th day of January 1999 between NetRadio and Edward A. Tomechko
10.2        Employment Agreement dated as of the 1st day of August 1998 between NetRadio and
              Donavan W. Pederson
10.3        Employment Agreement dated as of the 1st day of August 1998 between NetRadio and
              Jan K. Andersen
10.4        Employment Agreement dated as of the 1st day of August 1998 between NetRadio and
              David R. Witzig
10.5        Termination Agreement dated February 25, 1999 between NetRadio and Nancy R.
              Kielty
10.9*       Waiver of Certain Provisions of the Stock Purchase Agreement dated as of March
              7, 1997, dated as of February 26, 1999 by and among ValueVision, Navarre and
              NetRadio
10.10*,**   Fulfillment Agreement entered into the first day of December 1998 by and between
              Navarre and NetRadio
10.11**     License Agreement dated September 3, 1998 between NetRadio and Real Networks,
              Inc.
10.12.1     Office Lease Agreement made the 31st day of May 1996 between Riverplace, Inc.
              and NetRadio
10.12.2     Storage Lease Agreement made the 5th day of April 1996 between Riverplace, Inc.
              and NetRadio
10.13*      Multiple Advance Term Note dated March 1, 1999 of NetRadio to Navarre
10.14       NetRadio Corporation 1998 Stock Option and Incentive Plan
10.15       Form of NetRadio Stock Option Agreement under the 1998 Stock Option and
              Incentive Plan
10.16*      Separation Agreement dated as of March 2, 1999 by and between Navarre and
              NetRadio
10.17*      Order Fulfillment Agreement dated as of March 2, 1999 by and between Valley
              Media and NetRadio.
23.1        Consent of Ernst & Young, LLP
23.2        Consent of Lindquist & Vennum, P.L.L.P. (contained in Exhibit 5.1)
24.1        Power of Attorney (see Page II-4 of the Registration Statement)
27.1        Financial Data Schedule

------------------------

* To be supplied by amendment.

** Information contained in such agreement has been omitted subject to confidential treatment request, marked with brackets and the statement "Confidential Treatment Requested" and filed separately with the Commission.